Exhibit 10.3

EXECUTION COPY

SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT

DATED AS OF DECEMBER 7, 2009

AMONG

THE PRINCETON REVIEW, INC.,

AS ISSUER

THE GUARANTORS PARTY HERETO

AND

THE PURCHASERS PARTY HERETO

EXECUTION COPY

EXECUTION COPY

Exhibit A	-	Form of Assignment and Acceptance

Exhibit B	-	Form of Note

Exhibit C	-	Form of Compliance Certificate

Exhibit D	-	Form of Guaranty Agreement

Schedule A	-	Adjusted EBITDA

Schedule B	-	EBITDA Addbacks

Schedule I	-	Commitments

Schedule II	-	Address for Notice

Schedule 4.2	-	Required Approvals

Schedule 4.3	-	Joint Ventures

Schedule 4.8	-	Tax Matters

Schedule 4.12	-	Labor Matters

Schedule 4.13	-	ERISA

Schedule 4.14	-	Environmental Matters

Schedule 4.16	-	Locations of Real Property

Schedule 4.19	-	Educational Permits

Schedule 4.21	-	Insurance

Schedule 8.1	-	Indebtedness

Schedule 8.2	-	Liens

Schedule 8.3	-	Investments

This Senior Subordinated Note Purchase Agreement and the Obligations (as hereinafter defined) evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Subordination Agreement”) dated, as of December 7, 2009 among the Issuer (as hereinafter defined), the Guarantors (as hereinafter defined), each other Person who becomes a Guarantor or Issuer hereunder, the Purchasers (as hereinafter defined), and General Electric Capital Corporation, as agent, to the Senior Indebtedness (as defined in the Subordination Agreement); and each holder of Obligations, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

This Senior Subordinated Note Purchase Agreement, dated as of December 7, 2009, is entered into among THE PRINCETON REVIEW, INC. (the “Issuer”), the Guarantors party hereto, and the Purchasers (as defined below).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Acquired Company” means Penn Foster Education Group, Inc.

“Acquisition” means the purchase by the Issuer of all of the outstanding Stock of the Acquired Company pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of October 16, 2009, by and among The Princeton Review, Inc., Penn Foster Holdings, LLC and Penn Foster Education Group, Inc.

“Affected Purchaser” has the meaning specified in Section 2.15.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Credit Party shall be an Affiliate of the Issuer; provided, further, that Sankaty shall not be an Affiliate of Bain Capital. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Bain Capital and Prides Capital Fund I LP shall be deemed Affiliates of the Loan Parties.

“Agreement” means this Senior Subordinated Note Purchase Agreement.

“Approved Fund” means, with respect to any Purchaser, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit, and (b) is advised or managed by (i) such Purchaser, (ii) any Affiliate of such Purchaser or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Purchaser.

“Assignment” means an assignment agreement entered into by a Purchaser, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 10.2 (with the consent of any party whose consent is required by Section 10.2), in substantially the form of Exhibit A, or any other form approved by the Required Purchasers.

“Bain Capital” means, collectively, Bain Capital Venture Fund 2007, L.P., BCVI-TPR Integral L.P. and any investment fund that is an Affiliate of Bain Capital Venture Fund 2007, L.P. or BCVI-TPR Integral L.P.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board of Directors” has the meaning specified in Section 7.12.

“Board Observer” has the meaning specified in Section 7.12.

“Bridge Agent” means the collateral agent from time to time named in the Bridge Note Purchase Agreement.

“Bridge Intercreditor Agreement” means, to the extent entered into, the Intercreditor Agreement, by and between the Purchasers and the Bridge Agent, and acknowledged and agreed to by the Loan Parties, as the same may be amended, restated or supplemented from time to time.

“Bridge Loan Documents” means all “Loan Documents” as defined in the Bridge Note Purchase Agreement.

“Bridge Loan Maturity Date” so long as the Bridge Notes are outstanding, shall have the meaning given the term “Maturity Date” in the Bridge Note Purchase Agreement.

“Bridge Note Purchase Agreement” means that certain Bridge Note Purchase Agreement, dated as of the Closing Date, by and among the Issuer, the Bridge Agent and the Bridge Note Purchasers.

“Bridge Note Purchasers” means the purchasers of the Bridge Notes, and, if any such Bridge Note Purchaser shall decide to assign all or a portion of its Obligations (as such term is defined in the Bridge Loan Documents), such term shall include any assignee of such Bridge Note Purchaser.

“Bridge Notes” means the term notes in the principal amount of $40,816,327 issued by Issuer on the Closing Date to the Bridge Note Purchasers.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City.

“Canadian Subsidiary” means any Subsidiary organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures” means, for any Person for any period, (i) the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment and internal use software, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person and (ii) any capitalized product development costs during such period that are required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding (a) interest capitalized during construction and (b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equity Investment” means the transaction or series of transactions whereby Bain Capital and certain co-investors reasonably acceptable to Required Purchasers (including members of management of the Acquired Company, it being understood that up to a portion of the investment by such management may consist of a roll over of such management’s equity investment in the Acquired Company), have made a cash equity contribution of at least $25,000,000 in the aggregate by means of common stock or preferred stock having terms reasonably acceptable to Required Purchasers, and that all of such cash has been contributed to Issuer and applied to the payment of consideration for the Acquisition under the Acquisition Agreement and related transaction costs).

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Purchaser or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and

(iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change in Control” means the occurrence of one or more of the following events:

(a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Issuer to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof),

(b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Bain Capital and its Affiliates, of 30% or more of the outstanding shares of the Voting Stock of the Issuer,

(c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Issuer by Persons who were neither (a) nominated by the current board of directors or selected by the Persons who were the holders of the Issuer’s preferred stock on the Closing Date nor (b) appointed by directors so nominated, or

(d) the holders of the Issuer’s preferred stock, other than Bain Capital and its Affiliates, appoint a majority of the seats on the board of directors of the Issuer.

“Change in Control Prepayment Premium” means, in the case of any prepayment of the Notes following the occurrence of a Change in Control, as of any date of determination:

(a) prior to the twenty-four month anniversary of the Closing Date, an amount equal to the sum of (i) all interest and fees that would otherwise be due and payable with respect to such amount paid (but for the prepayment) from the date of such prepayment through and including the twenty-four month anniversary of the Closing Date (computed at a discount equal to the Treasury Rate then in effect plus 50 basis points) and (ii) an amount equal to the product of the principal amount to be prepaid multiplied by 2%; and

(b) following the expiration of the twenty-four month anniversary of the Closing Date, an amount equal to the product of the principal amount to be prepaid multiplied by 1%.

“Closing Date” means the first date on which the Notes are issued.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commitment” means, with respect to each Purchaser, the commitment of such Purchaser to purchase Notes from the Issuer on the Closing Date, which commitment is in the amount set forth opposite such Purchaser’s name on Schedule I under the caption “Commitment”. The aggregate amount of the Commitments equals $51,020,408.00.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the Consolidated Interest Expense of such Person for such period less the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Consolidated EBITDA” means, with respect to any Person for any period,

(a) the Consolidated Net Income of such Person for such period plus

(b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication,

(i) any provision for United States federal income taxes or other taxes measured by income,

(ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness,

(iii) any loss from extraordinary items,

(iv) any depreciation, depletion and amortization expense,

(v) any aggregate net loss on the Sale of property outside the ordinary course of business,

(vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts receivable and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants,

(vii) restructuring charges of the Issuer incurred in Fiscal Year 2009 in an aggregate amount not to exceed $5,200,000 through September 30, 2009 as set forth on Schedule A hereto; and other restructuring amounts incurred in periods in Fiscal Year 2010 and thereafter as proposed by the Issuer and approved by a third party auditor and as reasonably agreed to by the Required Purchasers for the purpose of normalizing EBITDA, including adjustments for system integration and upgrade costs, duplicate technology and related costs of improving technology efficiencies, in each case determined on a consolidated basis in accordance with GAAP,

(viii) in connection with all Related Transactions, (A) (i) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out-of-pocket costs (to the extent not capitalized) incurred by all Group Members and (ii) non-recurring cash charges resulting from severance, restructuring, and integration incurred within 12 months from the Closing Date as a result of the Acquisition as reasonably agreed to by the Required Purchasers and so long as such amounts in clauses (i) and (ii) do not exceed $10,800,000 in the aggregate, and (B) an amount equal to the annualized cost savings implemented within 12 months from the Closing Date for headcount reductions and combined back office operations resulting from the Acquisition as reasonably agreed to by the Required Purchasers and not to exceed $1,000,000 in the aggregate as set forth on Schedule B hereto,

(ix) in connection with all Permitted Acquisitions (regardless of whether actually consummated)(or any other acquisition not meeting the definition of “Permitted Acquisition” but as to which the Required Purchasers had waived the relevant criteria set forth in the definition of “Permitted Acquisition”), all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out-of-pocket costs incurred by all Group Members, as reasonably agreed to by the Required Purchasers, and non-recurring cash charges resulting from severance incurred within the first 12 months of the date of such Permitted Acquisition in an amount not to exceed $500,000 in the aggregate and reasonably agreed to by the Required Purchasers and resulting therefrom, and

(x) (1) start-up expenses as agreed to by Required Purchasers incurred in connection with or on behalf of other investments made in the Strategic Ventures in an aggregate amount not to exceed $7,500,000 in the aggregate over the term of this Agreement and (2) any losses from the Strategic Ventures to the extent not offset by positive contributions to Consolidated Net Income from the Strategic Ventures; provided that, losses from Strategic Ventures shall not exceed $2,500,000 in any trailing twelve month period, and minus

(c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication,

(i) any credit for United States federal income taxes or other taxes measured by net income,

(ii) any interest income,

(iii) any gain from extraordinary items and any other non-recurring gain,

(iv) any aggregate net gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory) out of the ordinary course of business by such Person, (v) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent,

(v) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vi) above in any prior period and

(vi) any excess positive contributions to Consolidated Net Income from the Strategic Ventures which are not Loan Parties exceeding 10% of Consolidated EBITDA in the aggregate or such higher amount as agreed to by the Required Purchasers.

Notwithstanding the foregoing, EBITDA for each of the quarters during the 12 month period ending on September 30, 2009 shall be calculated in accordance with Schedule A attached hereto.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its Subsidiaries for such period minus Consolidated Capital Expenditures of such Person and its Subsidiaries for such period (other than (i) Capital Expenditures from Permitted Reinvestments, (ii) Excluded Capital Expenditures used to purchase Growth Capital Expenditures, (iii) Excluded Capital Expenditures used to make investments in or to purchase Strategic Ventures, and (iv) Capital Expenditures in Fiscal Year 2009 relating to the Oracle system upgrade in an amount not to exceed $3,300,000, but including all Maintenance Capital Expenditures), minus the total liability for United States federal income taxes and other taxes measured by net income actually payable by such Person in respect of such period, to (b) the Consolidated Fixed Charges of such Person for such period.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, determined on a Consolidated basis, of (a) the Consolidated Cash Interest Expense of such Person for such period, (b) the principal amount of Consolidated Total Debt of such Person (excluding Strategic Ventures) having a scheduled due date during such period, (c) all cash dividends payable by such Person and its Subsidiaries on Stock in respect of such period to Persons other than such Person and its Subsidiaries (other than Restricted Payments permitted under Section 8.5(c)) and (d) all commitment fees and other costs, fees and expenses payable by such Person and its Subsidiaries during such period in order to effect, or because of, the incurrence of any Indebtedness.

“Consolidated Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, (i) interest capitalized during such period and net costs under Interest Rate Contracts for such period and (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by such Person and its Subsidiaries during such period minus (b) the sum of (i) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and (ii) Consolidated interest income of such Person and its Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Senior Leverage Ratio” has the meaning defined in the Senior Credit Agreement as in effect on the date hereof.

“Consolidated Total Debt” of any Person means all Indebtedness (other than the Junior Subordinated Notes) of a type described in clause (a), (b), (c)(i), (d) or (f) of the definition thereof and without duplication all Guaranty Obligations with respect to any such Indebtedness, including, without limitation, all Guaranty Obligations of a Loan Party with respect to Indebtedness of a Strategic Venture, in each case of such Person and its Subsidiaries (other than any Subsidiary of such Person that is a Strategic Venture) on a Consolidated basis.

“Consolidated Total Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Total Debt of such Person outstanding as of such date to (b) Consolidated EBITDA for such Person for the last period of four consecutive Fiscal Quarters ending on or before such date.

“Contingent Indemnification Obligations” means, as of any date of determination, Obligations for taxes, expenses, costs, indemnification or damages (excluding principal of, interest on and fees relating to Indebtedness) in respect of which no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee).

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Required Purchasers and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 7.10 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) for each Loan Party (other than the Issuer) the number of shares of each class of Stock of such Person authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.

“Credit Parties” means the Purchasers, each other Indemnitee and any other holder of any Obligation of any Loan Party; and each, individually, a “Credit Party”.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(c) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(d) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(e) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(e) Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.4 that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) on the fee interests in any real property subject to any lease, (iv) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (v) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP; and

(g) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the initial syndication of the Facilities and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Educational Body” means any person, entity or organization, whether governmental, government chartered, private or quasi-private (including, without limitation, any accrediting body) that engages in granting or withholding Educational Permits for, administers financial assistance to or for students of, provides a license or authorization necessary for an institution to provide education in a state or otherwise regulates or accredits schools in accordance with standards relating to the performance, operation, financial conditions or academic standards of such schools, including, without limitation, the accrediting agencies and educational organizations set forth in Schedule 4.19.

“Educational Permit” means any license, permit, participation agreement, consent, franchise, approval, authorization, certificate or accreditation issued or required by law to be issued by any Educational Body to an educational institution with respect to any aspect of such institutions’ operations, including, without limitation, the permits, filings and notifications set forth in Schedule 4.19.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or other equivalent service.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, including the off-site disposal, or transport or arrangement thereof, of Hazardous Materials, in each case whether on, prior or after the date hereof.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” has the meaning specified in Section 9.1.

“Excess Cash Flow” has the meaning specified in the Senior Credit Agreement.

“Excluded Capital Expenditures” means Capital Expenditures funded, directly or indirectly, from the proceeds of the amount of the Cash Equity Investment in excess of $25,000,000 made on the Closing Date or from the proceeds of Excluded Stock Issuances made after the Closing Date.

“Excluded Stock Issuances” means the issuance or Sale by the Issuer of its own Stock after the Closing Date, to the extent the proceeds thereof up to an aggregate amount not to exceed $30,000,000 are to be used for Permitted Acquisitions, Capital Expenditures, payment of expenses incurred in connection with or on behalf of other investments made in the Strategic Ventures and other growth capital needs of the Issuer; provided, however, that (x) the proceeds of such Excluded Stock Issuances shall not be used to cure any Default or Event of Default pursuant to Articles 5, 6, 7 or 8 hereof and (y) no such Excluded Stock Issuances shall be permitted if an Event of Default has occurred and is continuing.

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Person; provided that no such Subsidiary shall be an “Excluded Foreign Subsidiary” if, with substantially similar tax consequences, such Subsidiary has entered into any Guaranty Obligations with respect to, such Subsidiary has granted a security interest in any of its property to secure, or more than 66% of the Voting Stock of such Subsidiary was pledged to secure, directly or indirectly, any Indebtedness (other than the Obligations) of any Loan Party.

“Excluded Taxes” has the meaning specified in Section 2.14.

“Existing Agents” means Wells Fargo Foothill, LLC and General Electric Capital Corporation.

“Existing Credit Agreements” means (i) that certain Credit Agreement, dated as of July 2, 2008, among the Issuer, the lenders party thereto and Wells Fargo Foothill, LLC and (ii) that certain Credit Agreement, dated as of March 27, 2007, by and among the Acquired Company, the lenders party thereto and General Electric Capital Corporation, as agent.

“Falcon” has the meaning specified in Section 7.12.

“Falcon Partners” has the meaning specified in Section 7.12.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Required Purchasers.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Financial Statement” means each financial statement delivered pursuant to Section 4.4 or Section 6.1.

“Fiscal Quarter” means each 3 fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Flood Insurance” means, for any real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Notes and any prior liens on the real property up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Required Purchasers, with deductibles not to exceed $50,000.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the FASB Accounting Standards Codification as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, the Issuer and its Subsidiaries (excluding the Strategic Ventures).

“Group Members’ Accountants” means PricewaterhouseCoopers LLP or other nationally-recognized independent registered certified public accountants acceptable to the Required Purchasers.

“Growth Capital Expenditures” means Capital Expenditures consisting of investments by the Loan Parties in new facilities, systems, products and equipment, new business offices and expansion of existing buildings, product development, Investments related to a new corporate image, new communications and technology equipment and new equipment required to meet growing demand.

“Guarantor” means each of Issuer’s existing and subsequently acquired or formed direct and indirect subsidiaries (each, a “Subsidiary Guarantor”), other than an Excluded Foreign Subsidiary and a Strategic Venture, and each other Person that enters into any Guaranty Obligation with respect to any Obligation of any Loan Party.

“Guaranty Agreement” means a guaranty agreement, in substantially the form of Exhibit D, among the Purchasers, the Issuer and Guarantors from time to time party thereto.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 365 days after the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, provided that the Non-Convertible E Preferred Shares issued on the Closing Date, and any replacement securities issued with respect thereto, shall not be “Indebtedness” hereunder, (h) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.

“Indemnified Matter” has the meaning specified in Section 10.4.

“Indemnitee” has the meaning specified in Section 10.4.

“Interest Payment Date” means March 31, June 30, September 30 and December 31 of each year commencing on March 31, 2010 and ending on the Maturity Date, provided that if any one of the foregoing dates is not a Business Day, such “Interest Payment Date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable interest rate during such extension.

“Initial Projections” means those financial projections, dated December 4, 2009, covering the Fiscal Years ending in 2009 through 2015 and delivered to the Purchasers by the Issuer prior to the date hereof.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Investment” means, with respect to any Person, directly or indirectly, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Sales of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items created in the ordinary course of business, (d) to make, directly or indirectly, any contribution to the capital of any other Person or (e) to Sell any property for less than fair market value (including a disposition of cash or Cash Equivalents in exchange for consideration of lesser value); provided, however, that such Investment shall be valued at the difference between the value of the consideration for such Sale and the fair market value of the property Sold.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights) granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Junior Subordinated Subordination Agreement” means, to the extent entered into, the Subordination Agreement, by and between the Purchasers and the holders of the Junior Subordinated Notes, and acknowledged and agreed to by the Loan Parties, as the same may be amended, restated or supplemented from time to time.

“Junior Subordinated Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Closing Date, by and among the Issuer and the holders of the Junior Subordinated Notes, as amended, restated or supplemented from time to time in accordance with the terms of the Junior Subordinated Subordination Agreement.

“Junior Subordinated Notes” means the 17.5% notes, in an aggregate principal amount of approximately $25,510,204, issued by the Issuer in Dollars on the Closing Date under the Junior Subordinated Securities Purchase Agreement.

“Junior Subordinated Securities Documents” means the Junior Subordinated Securities Purchase Agreement and all documents and instruments executed in connection therewith.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty Agreement, and, when executed, each document executed by a Loan Party and delivered to the Purchasers in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loan Party” means the Issuer and each Guarantor.

“Maintenance Capital Expenditures” means Capital Expenditures consisting of investments by the Loan Parties in existing facilities, products, publications, and equipment, renewal of equipment, machinery and existing systems, Investments to comply with new standards and all other preventive maintenance expenses.

“Material Adverse Effect” means,

(a) on the Closing Date, any change or event that has had a material adverse effect, individually or collectively, on the business, assets, liabilities, operations, results of operations or financial condition of the Issuer, the Acquired Company, or any of their subsidiaries, taken as a whole, other than any change or effect that results or arises from or relates to:

(i) (w) changes in economic, regulatory or political conditions, financial, securities or other market conditions or prevailing interest rates, (x) acts of war, declared or undeclared, armed hostilities or acts of terrorism, (y) changes in the industry in which Issuer, the Acquired Company, or any of their subsidiaries operates or (z) changes in (including changes in interpretation or application of) laws, regulations or accounting standards, principles or interpretations, to the extent, in the cases clauses (w), (x), (y) and (z), such changes or acts do not disproportionately affect Issuer, the Acquired Company, or any of their subsidiaries, relative to other entities in Issuer’s, the Acquired Company’s, or any of their subsidiaries’ industry,

(ii) (ii) seasonal variations in the Issuer’s, the Acquired Company’s, or any of their subsidiaries’ business, or

(iii) (iii) the announcement of the Acquisition or the performance of obligations under the Acquisition Agreement; provided, that in no event shall the mere failure of Issuer, the Acquired Company or any of their subsidiaries to meet budgeted or projected revenues or earnings constitute, in and of itself, a Material Adverse Effect, and

(b) at all times thereafter, an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of

(i) the financial condition, business, performance, operations or property of the Group Members, taken as a whole,

(ii) the ability of any Loan Party to perform its obligations under any Loan Document and

(iii) the validity or enforceability of any Loan Document or the rights and remedies of the Purchasers and the other Credit Parties under any Loan Document.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $500,000 in the aggregate.

“Maturity Date” has the meaning specified in Section 2.4(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith (excluding any such amounts paid to any Affiliate of Issuer), (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses (excluding any such amounts paid to any Affiliate of Issuer), in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Issuer that is not a Wholly Owned Subsidiary of the Issuer shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Issuer therein.

“Non-Convertible E Preferred Shares” means those certain Non-Convertible E Preferred Shares, issued in an aggregate principal amount of at least $40,000,000, issued by the Issuer on the Closing Date.

“Non-Excluded Taxes” means any Taxes other than Excluded Taxes and Other Taxes.

“Non-U.S. Purchaser Party” means each Purchaser, each SPV and each participant, in each case that is not a Domestic Person.

“Note” means a promissory note of the Issuer, in substantially the form of Exhibit B, payable to the order of a Purchaser in a principal amount equal to the amount of such Purchaser’s Commitment.

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to any Purchaser, any participant, any other Credit Party or any SPV arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is the Issuer, all Notes, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursements of up to a maximum of two counsel for all Purchasers, except that if there shall be a conflict of interest, as determined by the Purchasers on advice of counsel, the Purchasers may engage and be reimbursed for additional counsel, and except that Purchasers may retain and be reimbursed for such special and/or local counsel as they reasonably determine are necessary), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document.

“Other Taxes” has the meaning specified in Section 2.14(c).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions:

(a) the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of the Issuer and the Proposed Acquisition Target), such Proposed Acquisition shall not exceed $11,500,000 and all Permitted Acquisitions during the term of this Agreement shall not exceed $46,000,000 in the aggregate,

(b) the Required Purchasers shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least 30 days prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by the Required Purchasers) and on or prior to the date of such Proposed Acquisition, the Required Purchasers shall have received copies of the acquisition agreement and related Contractual Obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Required Purchasers, and

(c) as of the date of consummation of any transaction as part of such Proposed Acquisition and after giving effect to all transactions to occur on such date as part of such Proposed Acquisition, and, after giving effect to such Permitted Acquisition, the representations and warranties in Article 4 shall be true and correct in all material respects as of such date (except to the extent they expressly relate to an earlier date), the Issuer shall be in compliance with the financial covenants set forth in Article 5 on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder and no Default or Event of Default shall have occurred and be continuing.

“Permitted Indebtedness” means any Indebtedness of any Group Member that is not prohibited by Section 8.1 or any other provision of any Loan Document.

“Permitted Investment” means any Investment of any Group Member that is not prohibited by Section 8.3 or any other provision of any Loan Document.

“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is not prohibited by Section 8.2 or any other provision of any Loan Document.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Permitted Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Permitted Indebtedness, (c) is not entered into as part of a Sale and Leaseback transaction, and (d) is not secured by any property or any Lien other than those securing such Permitted Indebtedness; provided, however, that, notwithstanding the foregoing, (x) the terms of such Permitted Indebtedness may be modified as part of such Permitted Refinancing if such modification would have been permitted pursuant to Section 8.11 and (y) no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing or extension.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Sale or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property useful in the business of the Issuer or any of its Subsidiaries (including through a Permitted Acquisition) or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Personal Information” means any information that uniquely identifies, or allows the contact or location, of an individual.

“Prepayment Premium” means, in the case of any optional or mandatory prepayment of the Notes (including, without limitation, upon the acceleration of the Obligations following the occurrence of an Event of Default, but excluding any prepayment of the Notes as a result of a Change in Control), as of any date of determination:

(a) prior to the thirty month anniversary of the Closing Date, an amount equal to the sum of (i) all interest and fees that would otherwise be due and payable with respect to such amount paid (but for the prepayment) from the date of such prepayment through and including the thirty month anniversary of the Closing Date (computed at a discount equal to the Treasury Rate then in effect plus 50 basis points) and (ii) an amount equal to the product of the principal amount to be prepaid multiplied by 2%;

(b) after the thirty month anniversary of the Closing Date and on or before the forty-two month anniversary of the Closing Date, an amount equal to the product of the principal amount to be prepaid multiplied by 2%;

(c) after the forty-two month anniversary of the Closing Date and on or before the fifty-four month anniversary of the Closing Date, an amount equal to the product of the principal amount to be prepaid multiplied by 1%; and

(d) after the fifty-four month anniversary of the Closing Date, no additional amount shall be due and owing.

“Privacy Statements” means, collectively, any and all of the privacy policies published on the company sites or otherwise made available by the Issuer regarding the collection, retention, use and distribution of any Personal Information including the policies disclosing rights under the Family Educational Rights and Privacy Act.

“Pro Forma Balance Sheet” has the meaning specified in Section 4.4(d).

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Purchasers in connection herewith, in accordance with Regulation S-X of the Securities Act of 1933.

“Pro Forma Transaction” means any transaction consummated as part of the Acquisition or any Permitted Acquisition, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

“Projections” means, collectively, the Initial Projections and any document delivered pursuant to Section 6.1(f).

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Proposed Acquisition” means (a) any proposed acquisition that is consensual and, if required, approved by the board of directors of such Proposed Acquisition Target, of all or substantially all of the assets or Stock of any Proposed Acquisition Target by the Issuer or any Subsidiary of the Issuer or (b) any proposed merger of any Proposed Acquisition Target with or into the Issuer or any Subsidiary of the Issuer (and, in the case of a merger with the Issuer, with the Issuer being the surviving corporation).

“Proposed Acquisition Target” means any Domestic Person or any brand, line of business, division, branch, operating division or other unit operation of any Person located in the United States.

“Pro Rata Outstandings” of any Purchaser at any time, means the outstanding principal amount of the Notes owing to such Purchaser at such time.

“Pro Rata Share” means, with respect to any Purchaser at any time, the percentage obtained by dividing (a) the sum of the Pro Rata Outstandings of such Purchaser by (b) the sum of the Pro Rata Outstandings of all Purchasers.

“Purchaser” means, collectively, each financial institution or other Person that (a) is listed on the signature pages hereof as a “Purchaser” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Register” has the meaning specified in Section 2.11(b).

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds less any amount paid or required to be paid by any Group Member to make Permitted Reinvestments with such Net Cash Proceeds pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date with any Person that is not an Affiliate of the Issuer.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Sale or Property Loss Event, the earliest of (a) the 180th day after the completion of the portion of such Sale or Property Loss Event corresponding to such Net Cash Proceeds, (b) the date that is 5 Business Days after the date on which the Issuer shall have notified the Purchasers of the Issuer’s determination not to make Permitted Reinvestments with such Net Cash Proceeds, (c) the occurrence of any Event of Default set forth in Section 9.1(e)(ii) and (d) 5 Business Days after the delivery of a notice by the Required Purchasers to the Issuer during the continuance of any other Event of Default.

“Related Documents” means, collectively, the Acquisition Agreement, the Junior Subordinated Securities Documents, the Bridge Loan Documents, the documents governing the issuance of Non-Convertible E Preferred Shares, the Senior Credit Documents, the payoff letters with respect to the Existing Credit Agreements executed and delivered to the Purchasers in connection with Section 3.1(a)(xiii) and each other document executed with respect to any of the foregoing or any Related Transaction.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article 3) and other consultants and agents of or to such Person or any of its Affiliates.

“Related Transactions” means, collectively, the consummation of the Acquisition, the issuance of the Notes, the issuance of the Junior Subordinated Notes, the consummation of the issuance of the Bridge Notes under the Bridge Note Purchase Agreement, the issuance of the Non-Convertible E Preferred Shares, the Cash Equity Investment, the making of the loans under the Senior Credit Agreement, the execution and delivery of all Related Documents and the payment of all related fees, costs and expenses.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Purchasers” means, at any time, Purchasers having at such time in excess of 55% of the Pro Rata Outstandings; provided that at any time there are 2 or more Purchasers, Required Purchasers shall be at least 2 Purchasers.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, chief financial officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 6.1(e), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) any dividend, return of capital, distribution or any other payment or Sale of property for less than fair market value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations) and whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of the Issuer or any of its Subsidiaries, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Stock or Stock Equivalent of any Group Member or of any direct or indirect parent entity of the Issuer, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.

“Revolving Credit Commitments” has the meaning specified in the Senior Credit Agreement.

“Revolving Credit Facility” has the meaning specified in the Senior Credit Agreement.

“Revolving Credit Outstandings” has the meaning specified in the Senior Credit Agreement.

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Sankaty” has the meaning specified in Section 7.12.

“Sankaty Advisors” has the meaning specified in Section 7.12.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the nouns “Sale” and “Sold” have correlative meanings.

“Senior Credit Agent” means General Electric Capital Corporation together with its successors and assigns.

“Senior Credit Agreement” means that certain Credit Agreement dated as of the Closing Date by and among the Issuer and the lenders named therein, and Senior Credit Agent, as amended, restated or supplemented from time to time in accordance with the terms of the Senior Subordinated Subordination Agreement.

“Senior Credit Documents” means the Senior Credit Agreement and all documents and instruments executed in connection therewith.

“Senior Subordinated Subordination Agreement” means the Subordination Agreement, dated as of the Closing Date, between the Purchasers and the Senior Credit Agent, and acknowledged and agreed to by the Loan Parties, as the same may be amended, restated or supplemented from time to time.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Purchaser to the other Purchasers.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options, restricted stock units or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Strategic Ventures” means one or more joint ventures or partnerships to which any Loan Party is a party, or any other Investment made by any Loan Party in another Person, whether or not such joint venture, partnership or other Person is itself a Subsidiary, satisfying the following conditions:

(a) Community College Initiative. Relationships with community colleges to assist the expansion of their capacity to offer courses in the allied health fields pursuant to agreements which provide for (i) the Issuer or another Loan Party providing capital and a facility to the community college to allow the community college to create a special institute that would develop and offer courses (or offering certain existing courses) separate and apart from the other courses offered by the college, (ii) an operating budget agreed to by both the college and the Issuer or such other Loan Party each year and (iii) the Issuer or such other Loan Party taking the risk of any losses incurred by the institute, and also being entitled to all the profits of the institute.

(b) National Labor College (of the AFL/CIO). Pursuant to an agreement reasonably approved by the Required Purchasers, the Issuer or another Loan Party partnering with The National Labor College to expand the National Labor College’s enrollment by creating on-line educational opportunities as well as enhanced land-based opportunities pursuant to which the Issuer or another Loan Party would make commitments to contribute capital and certain products and services, and in return would receive compensation in the form of a profits interest in the venture, as well as other possible revenue streams.

(c) Channel Marketing Partnerships. Pursuant to agreements reasonably approved by the Required Purchasers, the Issuer or another Loan Party partnering with entities such as (i) the National Education Association (“NEA”) which have large membership, customer or client bases to which educational services may be marketed to for purposes including, but not limited to, creating a national Masters of Education program and (ii) The University of Northern Iowa (“UNI”) for purposes of creating a program to facilitate the granting of masters degrees to teachers pursuant to which (x) UNI would be the degree granting institution and provide, among other things, teachers and course material and (y) the Issuer would provide, among other things, an online learning platform and marketing expertise.

“Subordination Agreements” means the Bridge Intercreditor Agreement, the Junior Subordinated Subordination Agreement and the Senior Subordinated Subordination Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Substitute Purchaser” has the meaning specified in Section 2.15(a).

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Tax Affiliate” means, (a) the Issuer and its Subsidiaries and (b) any Affiliate of the Issuer with which the Issuer files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.14.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Treasury Rate” shall mean the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) (“Statistical Release”) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to the twenty-four month or thirty month anniversary of the Closing Date, as applicable; provided, however, that if the then remaining term of the Term Loans to the twenty-four month or thirty month anniversary of the Closing Date, as applicable, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the then remaining term of the Notes to the twenty-four month or thirty month anniversary of the Closing Date, as applicable, is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trigger Event of Default” means an Event of Default occurring under Section 9.1(a), Section 9.1(c)(i), Section 9.1(d), Section 9.1(e), Section 9.1(f), Section 9.1(g) and Section 9.1(i).

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“U.S. Purchaser Party” means each Purchaser, each SPV and each participant, in each case that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

Section 1.2. UCC Terms. The following terms have the meanings given to them in the applicable UCC: “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.

Section 1.3. Accounting Terms and Principles.

(a) GAAP All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by the Issuer shall be given effect if such change would affect a calculation that measures compliance with any provision of Article 5 or Article 8 unless the Issuer and the Required Purchasers agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article 5 and Article 8 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”

(b) Pro Forma All components of financial calculations made to determine compliance with Article 5 shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Issuer based on assumptions expressed therein and that were reasonable based on the information available to the Issuer at the time of preparation of the Compliance Certificate setting forth such calculations.

Section 1.4. Payments. The Required Purchasers may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party. Any such determination or redetermination by the Required Purchasers shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Credit Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Credit Party (other than the Required Purchasers and their Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Required Purchasers may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

Section 1.5. Interpretation.

(a) Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b) Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate

Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Credit Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE 2

THE NOTES

Section 2.1. The Notes.

The Issuer has authorized the issuance of its senior subordinated notes, in the aggregate original principal amount of $51,020,408.00, in the form set forth as Exhibit B attached hereto (referred to herein individually as a “Note” and collectively as the “Notes”, which terms shall also include any notes delivered in exchange therefor or replacement thereof).

Section 2.2. Purchase of the Notes.

Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Purchaser agrees, severally and not jointly, to purchase one or more Notes from the Issuer in accordance with such Purchaser’s Commitment for the purchase price set forth opposite such Purchaser’s name on Schedule 1. The Notes shall be purchased at a closing to be held at a location as agreed to by the Issuer and the Purchasers on the Closing Date. At such closing, the Issuer will issue to each Purchaser the applicable Note(s) in the amount set forth opposite such Purchaser’s name on Schedule 1 under the caption “Commitment” against receipt of immediately available funds by wire transfer to an account or accounts designated by the Issuer prior to the Closing Date (or in such other manner as is set forth on Schedule 1). All outstanding Commitments shall terminate on the Closing Date after giving effect to the issuance of the Notes and the receipt of proceeds thereof by the Issuer on such date. Any amount of principal which is repaid may not be reborrowed.

Section 2.3. OID; AHYDO.

(a) The Issuer and the Purchasers intend, for applicable income tax purposes: that (i) the Notes be treated as debt for federal income tax purposes; (ii) the Notes issued to each Purchaser be treated as constituting a single debt instrument for purposes of Sections 1271 through 1275 of the Code and the Treasury Regulations thereunder (pursuant to Treasury Regulations Section 1.1275-2(c)); (iii) such debt instrument be treated as issued with original issue discount (“OID”); (iv) such debt instrument be treated as described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Section 1.1272-1(c)(5), and is not governed by the rules set out in Treasury Regulations Section 1.1275-4; (v) any calculation by the Issuer regarding the amount of OID for any accrual period on the Notes shall be subject to review and approval of the Required

Purchasers, which approval shall not be unreasonably withheld, delayed or conditioned; and (vi) they shall adhere to this Agreement for federal income tax purposes and not take any action or file any tax return, report or declaration inconsistent herewith (including with respect to the amount of OID on the Notes as determined in accordance with the preceding clause (iv)), unless required to do so by applicable law. The inclusion of this Section 2.3(a) is not an admission by any Purchaser that it is subject to United States taxation.

(b) AHYDO: Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (1) the Notes remain outstanding after the fifth anniversary of the initial issuance thereof and (2) the aggregate amount of the accrued but unpaid interest on the Notes (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of any Testing Date (as hereinafter defined) occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual (as hereinafter defined), then all such accrued but unpaid interest on the Notes (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Issuer to the holders of the Notes on such Testing Date, it being the intent of the parties hereto that the deductibility of interest under the Notes shall not be limited or deferred by reason of Section 163(i) of the Code. For these purposes, the “Maximum Accrual” is an amount equal to the product of the issue price (as defined in Code Sections 1273(b) and 1274(a)) of such Notes and their yield to maturity, and a “Testing Date” is any Interest Payment Date and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the Code) closes. Any accrued interest that for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on a Note is made.

Section 2.4. Payment of the Notes.

(a) The Notes shall mature on June 7, 2015 (the “Maturity Date”) or sooner upon acceleration of the Obligations as provided for herein. The Issuer unconditionally promises to pay to the Purchasers the then unpaid principal amount of the Notes on the Maturity Date, plus (i) any and all accrued but unpaid interest and fees thereon, (ii) all costs, expenses and indemnities payable pursuant to the Loan Documents, and (iii) other Obligations then due and owing under this Agreement or any other Loan Document.

(b) All payments (including prepayments) to be made by Issuer on account of principal, interest and fees shall be made without withholding, set off or counterclaim and shall be made to each Purchaser at such office as such Purchaser shall direct, in each case on or prior to 3:00 p.m., New York time, in Dollars and in immediately available funds.

(c) If any Purchaser or Participant (a “benefited Purchaser”) shall at any time receive any payment of all or part of its portion of the Notes, or interest thereon, or fees in a greater proportion than any such payment to any other Purchaser in respect of such other Purchaser’s portion of the Notes, or interest thereon, or fees, and such greater proportionate payment is not expressly permitted hereunder, such benefited Purchaser shall purchase for cash from the other Purchasers a participation in such portion of each such other Purchaser ‘s portion of the Notes as shall be necessary to cause such benefited Purchaser to share the excess payment ratably with each of the other Purchasers; provided, however, that if all or any portion of such excess payment is thereafter recovered from such benefited Purchaser, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Purchaser so purchasing a portion of another Purchaser’s portion of the Notes may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Purchaser were the direct holder of such portion.

Section 2.5. Optional Prepayments. The Issuer may optionally prepay the outstanding principal amount of any Note in whole or in part at any time (together with all interest accrued thereon and any Prepayment Premium); provided, however, that each partial prepayment that is not of the entire outstanding amount of such Note shall be in an aggregate amount that is a minimum of $1,000,000 and integral multiples of $100,000.

Section 2.6. Mandatory Prepayments. Subject to Section 2.6(e) and to Section 2.6(f) (in the case of Section 2.6(b) and (c)):

(a) Reserved.

(b) Equity and Debt Issuances. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from:

(i) the issuance or Sale by the Issuer of its own Stock or Stock Equivalent (other than any issuance of common Stock or Stock Equivalent of the Issuer occurring in the ordinary course of business to any director, member of the management or employee of the Issuer or its Subsidiaries and Excluded Stock Issuances), the Issuer shall immediately pay or cause to be paid to the Purchasers an amount equal to 100% of such Net Cash Proceeds, provided, however, that no mandatory prepayment shall be required for Stock issued in accordance with Section 8.4(f)(i) (x) at any time prior to June 1, 2010, and (y) subsequent to June 1, 2010, so long as immediately prior to any such payment under this clause (y), the Consolidated Total Leverage Ratio shall not be greater than 0.25% less than the then-applicable covenant level under Section 5.1; or

(ii) the incurrence by any Loan Party or any of its Subsidiaries of Indebtedness of the type specified in clause (a) or (b) of the definition thereof (other than any such Indebtedness permitted hereunder in reliance upon any of clauses (a) through (m) of Section 8.1), the Issuer shall immediately pay or cause to be paid to the Purchasers an amount equal to 100% of such Net Cash Proceeds.

(c) Asset Sales and Property Loss Events. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Sale by any Group Member of any of its property other than Sales of its own Stock and Sales of property permitted hereunder in reliance upon any of clauses (a) through (e) of Section 8.4 or (ii) any Property Loss Event with respect to any property of any Group Member, to the extent under clauses (i) and (ii) above collectively result, in the aggregate with all other such Sales and Property Loss Events during the applicable Fiscal Year, in the receipt by any of them of Net Cash Proceeds in excess of $275,000 for any such Fiscal Year, the Issuer shall immediately pay or cause to be paid to the Purchasers an amount equal to 100% of such Net Cash Proceeds; provided, however, that, upon any such receipt, as long as no Event of Default shall be continuing, any Group Member may make Permitted Reinvestments with such Net Cash Proceeds and the Issuer shall not be required to make or cause such payment to the extent (x) such Net Cash Proceeds are intended to be used to make Permitted Reinvestments, (y) on each Reinvestment Prepayment Date for such Net Cash Proceeds, the Issuer shall pay or cause to be paid to the Purchasers an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds and (z) with respect to any such repayment required hereunder in connection with any Sale of any Strategic Venture, any assets thereof or any interest therein, such repayment shall be reduced by an amount equal to (i) the aggregate amount of Investments and Capital Expenditures made in such Strategic Venture funded solely with the proceeds of cash equity contributions, minus (ii) the amount, if any, of losses attributable to such Strategic Venture which have been added back to Consolidated EBITDA.

(d) Change in Control. Upon the occurrence of a Change in Control, Issuer shall contemporaneously repay or cause to be repaid all of the Obligations at a price in cash equal to the outstanding principal amount of the Notes plus accrued and unpaid interest thereon to the date of payment, plus the Change in Control Prepayment Premium. The foregoing shall not be deemed to be implied consent to a Change in Control.

(e) Applicable Prepayment Premium. Each payment pursuant to Section 2.6(b) and Section 2.6(c) shall be accompanied by all interest accrued as of such prepayment date on the amount of the Notes prepaid, plus the Prepayment Premium.

(f) Net Payments. Notwithstanding anything in Section 2.6(b) or Section 2.6(c) to the contrary, the amount of any payments made under Section 2.6(b) and Section 2.6(c) shall be reduced by the amount which is required to be paid under the corresponding mandatory prepayment sections of the Senior Credit Agreement and/or Bridge Note Purchase Agreement, and which is in fact paid and applied in permanent reduction of the Indebtedness under the Senior Credit Agreement (including, with respect to the Revolving Credit Facility, a permanent reduction in the Revolving Credit Commitments) and/or Bridge Notes.

(g) Application of Payments. Any payments made to the Purchasers pursuant to this Section 2.6 shall be applied in accordance with Section 2.9.

Section 2.7. Interest.

(a) Subject to Section 2.7(c), the principal amount of the Notes and all other outstanding Obligations shall bear interest from the Closing Date until the Notes are paid in full in cash at a fixed rate of 17.5% per annum, of which (i) 13% shall be paid in arrears in cash (“Cash Interest”) on each Interest Payment Date, and (ii) 4.50% shall be paid-in-kind (“PIK Interest”) or, at Issuer’s option exercisable upon not less than five (5) days notice to Purchasers, in cash, on each Interest Payment Date; PIK Interest shall be added to the principal amount of the Notes on the applicable Interest Payment Date and shall thereafter constitute principal for all purposes under this Agreement. The amount of any Note which is increased by the addition of PIK Interest may be evidenced by a writing executed only by the Purchaser holding such Note, which writing shall be deemed to be correct absent manifest error. Accrued interest on the principal of any Note shall be payable in cash on the date such principal becomes due and owing, whether on the Maturity Date, upon earlier prepayment, upon acceleration, or otherwise.

(b) Payments. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Note, on the earliest to occur of (A) at maturity (whether by acceleration or otherwise), (B) upon the payment or prepayment of the principal amount on which such interest has accrued and (C) on each Interest Payment Date, and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon the occurrence of any Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 2% per annum in excess of the interest rate otherwise applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d) Savings Clause. Anything herein to the contrary notwithstanding, the obligations of the Issuer hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Purchaser would be contrary to the provisions of any law applicable to such Purchaser limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Purchaser, and in such event the Issuer shall pay such Purchaser interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Issuer shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Purchasers, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement; and provided further that if any Purchaser shall receive interest in an amount that exceeds the Maximum Lawful Rate, the excess interest shall be applied to the principal of the Notes or, if it exceeds such unpaid principal, refunded to the Issuer.

Section 2.8. Reserved

Section 2.9. Application of Payments

(a) Application of Voluntary Prepayments. Unless otherwise provided in this Section 2.9 or elsewhere in any Loan Document, all payments and any other amounts received by the Purchasers from or for the benefit of the Issuer shall be applied to repay the Obligations the Issuer designates.

(b) Application of Mandatory Prepayments. Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of a Trigger Event of Default, any payment made by the Issuer to the Purchasers pursuant to Section 2.6 or any other prepayment of the Obligations shall be applied to repay the outstanding Obligations ratably and any excess shall be retained by the Issuer.

(c) Application of Payments During a Trigger Event of Default. The Issuer hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of a Trigger Event of Default of any and all payments in respect of any Obligation and agrees that, notwithstanding the provisions of clause (a) above, the Required Purchasers may apply all payments in respect of any Obligation, (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Purchasers, (ii) second, to pay interest then due and payable in respect of the Notes, (iii) third, to repay the outstanding principal amounts of the Notes, (iv) fourth, to the ratable payment of all other Obligations and (v) fifth, any excess to the Issuer or as otherwise required by law.

(d) Application of Payments Generally. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.9, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Credit Parties’ interest in such Obligations. Any priority level set forth in this Section 2.9 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.10. Payments and Computations.

(a) Procedure. The Issuer shall make each payment under any Loan Document not later than 3:00 p.m. on the day when due to the applicable Purchasers to such accounts as each such Purchaser shall direct, by wire transfer or ACH transfer (which shall be the exclusive means of payment hereunder) in immediately available Dollars and without setoff or counterclaim.

(b) Computations of Interest and Fees. All computations of interest and of fees shall be made by the Purchasers on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Purchasers and shall be conclusive, binding and final for all purposes, absent manifest error.

(c) Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

Section 2.11. Evidence of Debt.

(a) Records of Purchasers. Each Purchaser shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Issuer to such Purchaser resulting from each Note of such Purchaser from time to time, including the amounts of principal and interest payable and paid to such Purchaser from time to time under this Agreement. In addition, each Purchaser having sold a participation in any of its Obligations or having identified an SPV as such to the other Purchasers, acting as agent of the Issuer solely for this purpose and solely for tax purposes, shall establish and maintain at such address as such Purchaser shall notify the Issuer a record of ownership, in which such Purchaser shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation and in any right to receive any payment hereunder. As provided, in clause (d) below, the entries made in the accounts maintained pursuant to this clause shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein.

(b) Register. Issuer, solely for tax purposes, shall establish and maintain at such address as the Issuer may notify the Purchasers (A) a record of ownership (the “Register”) in which the Issuer agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Purchaser, each of their obligations under this Agreement to participate in each Note, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Purchasers (and each change thereto pursuant to Section 10.2 (Assignments and Participations; Binding Effect)), (2) the amount of each Note, (4) the amount of any principal or interest due and payable or paid, and (3) any other payment received by the Purchasers from the Issuer and its application to the Obligations.

(c) Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Notes are registered obligations, the right, title and interest of the Purchasers and their assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.11 and Section 10.2 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d) Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Purchaser or Issuer to maintain any such account shall affect the obligations of any Loan Party to repay the Notes in accordance with their terms. In addition, the Loan Parties and the Purchasers shall treat each Person whose name is recorded in the Register as a Purchaser for all purposes of this Agreement. Information contained in the Register with respect to any Purchaser shall be available for access by the Issuer and such Purchaser at any reasonable time and from time to time upon reasonable prior notice. No Purchaser shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Purchaser.

Section 2.12. Reserved.

Section 2.13. Reserved

Section 2.14. Taxes.

(a) Payments Free and Clear of Taxes. Except as required by Requirements of Law or as otherwise provided in this Section 2.14, each payment by any Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Credit Party as a result of a present or former connection between such Credit Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Credit Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Credit Party to deliver the documentation required to be delivered pursuant to clause (f) below, (iii) withholding taxes to the extent that the obligation to withhold amounts existed under Requirements of Law in effect on the date that such Credit Party became a “Credit Party” under this Agreement in the capacity under which such Credit Party makes a claim under Section 2.14(b) (or on the date such Credit Party designates a new lending office), except in each case to the extent such Credit Party is a direct or indirect assignee (other than pursuant to Section 2.15 (Substitution of Purchasers)) of any other Credit Party that was entitled, at the time the assignment of such other Credit Party became effective (or at the time of designation of the new lending office) to receive additional amounts under Section 2.14(b) and (iv) interest, penalties or other liabilities with respect to amounts described in the foregoing clauses (i) through (iii) (such excluded Taxes, the “Excluded Taxes”).

(b) Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Credit Party (i) in the case of Non-Excluded Taxes such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.14), such Credit Party receives the amount it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the relevant Purchaser an original or certified copy of a receipt, or other evidence reasonably satisfactory to the relevant Purchaser evidencing such payment.

(c) Other Taxes. In addition, the Issuer agrees to pay, and authorizes the Purchasers to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Other Taxes by any Loan Party, the Issuer shall furnish to the Purchasers the original or a certified copy of a receipt, or other evidence reasonably satisfactory to the Required Purchasers evidencing payment thereof.

(d) Indemnification. The Issuer shall reimburse and indemnify, within 30 days after receipt of demand therefor, each Credit Party for all Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Credit Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Credit Party claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Issuer, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Credit Party may use any reasonable averaging and attribution methods.

(e) Mitigation. Any Purchaser claiming any additional amounts payable pursuant to this Section 2.14 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office or otherwise reasonably cooperate with Issuer if such a change or cooperation would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Purchaser, be otherwise disadvantageous to such Purchaser.

(f) Tax Forms. (i) Each Non-U.S. Purchaser Party that, at any of the following times, is entitled to an exemption from or reduction in United States withholding tax, shall (w) on or prior to the date such Non-U.S. Purchaser Party becomes a “Non-U.S. Purchaser

Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Issuer (or, in the case of a participant or SPV, the relevant Purchaser), provide the Issuer (or, in the case of a participant or SPV, the relevant Purchaser) with two properly completed and duly executed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Non-U.S. Purchaser Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the relevant Purchaser that such Non-U.S. Purchaser Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Purchaser Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Purchaser Party under the Loan Documents. Unless the Issuer, and, in the case of a participant or an SPV, a Purchaser, have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Purchaser Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the relevant Purchaser shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(g) Each U.S. Purchaser Party shall (A) on or prior to the date such U.S. Purchaser Party becomes a “U.S. Purchaser Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Issuer (or, in the case of a participant or SPV, the relevant Purchaser), provide the Issuer (or, in the case of a participant or SPV, the relevant Purchaser) with two completed originals of Form W-9 (certifying that such U.S. Purchaser Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(h) Each Purchaser having sold a participation in any of its Obligations or identified an SPV as such to the other Purchasers shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Issuer.

Section 2.15. Substitution of Purchasers.

(a) Substitution Right. In the event that any Purchaser that is not an Affiliate of a Purchaser (each, an “Affected Purchaser”), (i) makes a claim for payment pursuant to Section 2.14(b) (Taxes) or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Purchasers is obtained but that requires the consent of other Purchasers, the Issuer may substitute for such Affected Purchaser any Purchaser or any Affiliate or Approved Fund of any Purchaser or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Required Purchasers (in each case, a “Substitute Purchaser”).

(b) Procedure. To substitute such Affected Purchaser, the Issuer shall deliver a notice to all Purchasers (including such Affected Purchaser). The effectiveness of such substitution shall be subject to the delivery to the Purchasers by the Substitute Purchaser of an assumption agreement in form and substance satisfactory to the Required Purchasers whereby the Substitute Purchaser shall, among other things, agree to be bound by the terms of the Loan Documents.

(c) Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, the Purchasers shall record such substitution in the Register, whereupon (i) the Affected Purchaser shall sell and be relieved of, and the Substitute Purchaser shall purchase and assume, all rights and claims of such Affected Purchaser under the Loan Documents, except that the Affected Purchaser shall retain such rights expressly providing that they survive the repayment of the Obligations, (ii) the Substitute Purchaser shall become a “Purchaser” hereunder and (iii) the Affected Purchaser shall execute and deliver to the Purchasers an Assignment to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Purchaser to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

ARTICLE 3

CONDITIONS TO ISSUANCE OF NOTES

Section 3.1. Conditions Precedent to Issuance of Notes. The obligation of each Purchaser to purchase a Note on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before December 15, 2009:

(a) Certain Documents. The Purchasers shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Required Purchasers, in form and substance satisfactory to the Required Purchasers:

(i) this Agreement and the Notes, each duly executed by the Issuer;

(ii) the Guaranty, duly executed by each Guarantor;

(iii) copies of UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents, in each case as may be reasonably requested by the Required Purchasers;

(iv) Reserved;

(v) duly executed favorable opinions of counsel to the Loan Parties together with such other local counsel opinions as the Required Purchasers may reasonably request, each addressed to the Purchasers and addressing such matters as the Required Purchasers may reasonably request;

(vi) a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in such jurisdiction and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates), except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect;

(vii) a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (v) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(viii) a certificate of a Responsible Officer of the Issuer to the effect that (A) each condition set forth in this Section 3.1 has been satisfied, (B) the Issuer and its Subsidiaries on a consolidated basis are Solvent after giving effect to the issuance of the Notes, the consummation of the Related Transactions, the application of the proceeds thereof in accordance with Section 7.9 and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto and (C) attached thereto are complete and correct copies of the Acquisition Agreement, Senior Credit Documents, Junior Subordinated Securities Documents and Bridge Loan Documents;

(ix) insurance certificates in form and substance satisfactory to the Required Purchasers demonstrating that the insurance policies required by Section 7.5 are in full force and effect;

(x)(a) interim unaudited quarterly financial statements of the Issuer and the Acquired Company and its subsidiaries for each Fiscal Quarter ended after June 30, 2009 and 30 days before the Closing Date, and (b) to the extent available, interim unaudited monthly financial statements of Issuer and the Acquired Company and its subsidiaries for each month ended after the most recent Fiscal Quarter for which financial statements were received by Purchasers pursuant to clause (a) above;

(xi) Evidence of the election of one member of the Board of Directors of Issuer who was nominated by Falcon and Sankaty;

(xii) Pro Forma Balance Sheet of the Issuer and its Subsidiaries as of September 30, 2009, after giving effect to this Agreement and the Related Transactions and (b) Issuer’s business plan which shall include a financial forecast on a monthly basis for the first 12 months after the Closing Date, on a quarterly basis through 2012 and on an annual basis thereafter through 2015 prepared by Issuer’s management;

(xiii) duly executed pay-off letters from the Existing Agents with respect to each Existing Credit Agreement; and

(xiv) such other documents and information as any Purchaser through the Required Purchasers may reasonably request.

(b) Fee and Expenses. There shall have been paid to the Purchasers all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

(c) Consents. Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document or Related Document (including the Related Transactions).

(d) Representations and Warranties; No Defaults. Both before and after giving effect to the issuance of the Notes on the Closing Date, (i) the representations and warranties set forth in any Loan Document shall be true and correct on and as of such date and (ii) no Default shall have occurred and be continuing.

(e) Acquisition Agreement. All documentation related to the Acquisition Agreement shall have been completed in form and substance reasonably satisfactory to Required Purchasers; all conditions precedent to the Acquisition Agreement shall have been met (or waived with the consent of the Required Purchasers, such consent not to be unreasonably withheld) and the Acquisition under the Acquisition Agreement shall be consummated simultaneously with the issuance of the Notes contemplated in this Agreement in accordance with the terms of the Acquisition Agreement (without any amendment, modification or waiver of any of the provisions thereof that would be adverse to the Purchasers without the consent of the Required Purchasers) and all Requirements of Law.

(f) Capital Structure. The Required Purchasers shall have reviewed and approved the terms of the Bridge Loan Documents, Senior Credit Documents and the Junior Subordinated Securities Documents as set forth in the junior capital commitment letter and senior debt commitment letter, each as previously delivered to the Purchasers; provided, however, the Required Purchasers reserve their right to approve financial covenant cushions, negative covenant basket cushions and cross-acceleration terms set forth therein in its reasonable discretion. The other terms and conditions of and documentation for such Bridge Loan Documents, Senior Credit Documents and the Junior Subordinated Securities Documents (excluding all Subordination Agreements) shall be reasonably satisfactory to Required Purchasers. The Purchasers shall have received evidence that (i) the Cash Equity Investment has been completed, (ii) the Issuer has received cash proceeds of at least $50,000,000 under the Senior Credit Agreement, (iii) the Issuer has received cash proceeds of at least $40,000,000 from the issuance of the Bridge Notes, (iv) the Issuer has received cash proceeds of at least $25,000,000 from the issuance of the Junior Subordinated Notes, (v) the Issuer has received cash proceeds of at least $40,000,000 from the issuance of the Non-Convertible E Preferred Shares, and (vi) the proceeds of all the foregoing have been applied to the payment of consideration for the Acquisition and related transaction costs.

(g) Absence of Litigation. Required Purchasers shall be satisfied that there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that has or could reasonably be expected to have a Material Adverse Effect on Issuer, its Subsidiaries, the Related Transactions, this Agreement or any of the other transactions contemplated hereby

(h) Outstanding Debts and Liens. Required Purchasers shall be satisfied in their reasonable judgment that (i) existing debts and liens of Issuer, the Acquired Company and their respective subsidiaries do not exceed an amount agreed upon prior to the Closing Date and (ii) there shall not occur as a result of, and after giving effect to, the issuance of the Notes contemplated by this Agreement and the Related Transactions, a default (or any event which with the giving of notice or lapse of time or both will be a default) under any of debt instruments and other material agreements of the Issuer, the Acquired Company or their respective Subsidiaries.

(i) Minimum EBITDA; Maximum Leverage. Required Purchasers shall be satisfied, based on financial statements (actual and pro forma), projections and other evidence provided by the Issuer, or requested by Required Purchasers, that (i) the Consolidated EBITDA of the Issuer and the Acquired Company for the four Fiscal Quarter period ended September 30, 2009, shall be no less than $32,000,000, (ii) the Consolidated Total Leverage Ratio of the Issuer on the Closing Date, after giving effect to the issuance of the Notes hereunder and the Related Transactions, shall not exceed 4.00 to 1.00 and (iii) the Consolidated Senior Leverage Ratio of the Issuer on the Closing Date after giving effect to the issuance of the Notes hereunder and the Related Transactions, shall not exceed 1.25 to 1.00.

(j) Evidence of Solvency. Required Purchasers shall be satisfied, based on financial statements (actual and pro forma), projections and other evidence provided by the Issuer, or reasonably requested by Required Purchasers, including a certificate of the Chief Financial Officer of the Issuer (but not including an independent solvency analysis or opinion) that Issuer and its Subsidiaries on a consolidated basis, after incurring the Indebtedness contemplated by the Loan Documents, the Bridge Loan Documents, the Senior Credit Documents and the Junior Subordinated Notes, will be Solvent.

(k) Revolving Credit Facility. On the Closing Date, after giving effect to the Related Transactions, the Revolving Credit Outstandings shall be equal to -$0-.

(l) Subordination Agreements. The Required Purchasers shall have reviewed, approved and executed, in their sole and absolute discretion, the Bridge Intercreditor Agreement, the Senior Subordinated Subordination Agreement and the Junior Subordinated Subordination Agreement.

(m) Material Adverse Effect. Required Purchasers shall be satisfied that since July 31, 2009 with respect to the Acquired Company and its Subsidiaries, and since August 31, 2009 with respect to the Issuer and its Subsidiaries, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

(n) Related Transactions. The Required Purchasers shall be satisfied that, subject only to the issuing of the Notes and the use of proceeds thereof, and consummation of the Related Transactions, (A) as certified to the Purchasers by a Responsible Officer of the Issuer, all conditions precedent to the consummation of the Acquisition will have been satisfied or duly waived with the consent of the Required Purchasers and the Acquisition will have been simultaneously consummated in accordance with the Acquisition Agreement and (B) all obligations under the Existing Credit Agreements will have been simultaneously repaid in full, as evidenced by payoff letters duly executed and delivered by the Issuer and the Existing Agents.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Purchasers to enter into the Loan Documents, the Issuer (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following; provided, however, that all references to a “Subsidiary” or “Subsidiaries” in this Article 4 shall exclude all Subsidiaries which are Strategic Ventures:

Section 4.1. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any material property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) without limitation of any other provisions of this Agreement, is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not have a Material Adverse Effect and (f) without limitation of any other provisions of this Agreement, has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect.

Section 4.2. Loan and Related Documents.

(a) Power and Authority. The execution, delivery and performance by each Loan Party of the Loan Documents and Related Documents to which it is a party and the consummation of the Related Transactions and other transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable material Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Related Documents or Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) those listed on Schedule 4.2 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Purchasers, and each of which on the Closing Date will be in full force and effect and (B) with respect to the Acquisition, those that, if not obtained, would not, in the aggregate, have a Material Adverse Effect.

(b) Due Execution and Delivery. From and after its delivery to the Purchasers, each Loan Document and Related Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms.

(c) Related Documents. Each representation and warranty of the Loan Parties in each Related Document (other than the Acquisition Agreement) is true and correct in all material respects and no default, or event that, with the giving of notice or lapse of time or both, would constitute a default, has occurred thereunder. As of the Closing Date, all applicable waiting periods in connection with the Acquisition have expired or have been terminated without any action being taken by any Governmental Authority (including any requisite waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976).

Section 4.3. Ownership of Group Members. Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, for each Group Member and each Subsidiary of any Group Member and each joint venture of any of them, its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Issuer. All outstanding Stock of each Group Member has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned beneficially and of record by a Group Member free and clear of all Liens other than the security interests created by the Senior Credit Documents and, in the case of joint ventures, Permitted Liens. There are no Stock Equivalents with respect to the Stock of any Group Member or any Subsidiary of any Group Member or any joint venture of any of them and, as of the Closing Date, except as set forth on Schedule 4.3. There are no Contractual Obligations or other understandings to which any Group Member, any Subsidiary of any Group Member or any joint venture of any of them is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member or any such Subsidiary.

Section 4.4. Financial Statements.

(a) Each of (i) the audited Consolidated balance sheet of the Issuer and the Acquired Company as at December 31, 2008 and the related Consolidated statements of operations, changes in stockholders’ or stockholder’s equity, and cash flows of the Issuer and the Acquired Company for the Fiscal Year then ended, certified by PricewaterhouseCoopers LLP in the case of the Issuer and KPMG in the case of the Acquired Company, and (ii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited Consolidated balance sheets of the Issuer and the Acquired Company as at September 30, 2009 and the related Consolidated statements of operations, changes in stockholders’ or stockholder’s equity and cash flows of the Issuer and the Acquired Company for the 9 months then ended, copies of each of which have been furnished to the Purchasers, fairly present in all material respects the Consolidated financial position, results of operations and cash flow each of the Issuers and its Subsidiaries and of the Acquired Company and its Subsidiaries as at the dates indicated and for the periods indicated in accordance with GAAP.

(b) On the Closing Date, (i) none of the Acquired Company or its Subsidiaries, or the Issuer or its Subsidiaries, has any material liability or other obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by

Section 8.1 of this Agreement and (ii) since the date of the unaudited Financial Statements referenced in clause (a)(ii) above, there has been no Sale of any material property of the Acquired Company and its Subsidiaries, or the Issuer or its Subsidiaries, and no purchase or other acquisition of any material property, other than the Acquisition.

(c) The Initial Projections have been prepared by the Issuer in light of the past operations of the business of the Issuer and its Subsidiaries and the Acquired Company and its Subsidiaries and reflect projections for the 5 year period beginning on September 30, 2009 on a monthly basis for the first year, on a quarterly basis for the second year and on a year-by-year basis thereafter. As of the Closing Date, the Initial Projections are based upon estimates and assumptions stated therein, all of which the Issuer believes to be reasonable and fair in light of conditions and facts known to the Issuer as of the Closing Date and reflect the good faith, reasonable and fair estimates by the Issuer of the future Consolidated financial performance of the Issuer and the other information projected therein for the periods set forth therein; provided, however, that the Initial Projections are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in the Initial Projections by a material amount.

(d) The unaudited Consolidated balance sheet of the Issuer (the “Pro Forma Balance Sheet”) delivered to the Purchasers prior to the date hereof, has been prepared as of September 30, 2009 and reflects as of such date, on a Pro Forma Basis for the Related Transactions and the other transactions contemplated herein to occur on the Closing Date, the Consolidated financial condition of the Issuer, and the assumptions expressed therein are reasonable based on the information available to the Issuer at such date and on the Closing Date, subject to final purchase accounting adjustments.

Section 4.5. Material Adverse Effect. Since July 31, 2009 with respect to the Acquired Company and its subsidiaries and since August 31, 2009 with respect to the Issuer and its Subsidiaries, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

Section 4.6. Solvency. Both before and after giving effect to (a) the issuance of the Notes, (b) the disbursement of the proceeds of the Notes, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Issuer and its Subsidiaries on a consolidated basis are Solvent.

Section 4.7. Litigation. There are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting the Issuer or any of its Subsidiaries with, by or before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect or (ii) as of the Closing Date, could reasonably be expected to have a Material Adverse Effect or result in liability, loss or damage to any Group Member in excess of $500,000.

Section 4.8. Taxes. Except as set forth on Schedule 4.8, all federal, and, to the best of the Issuer’s knowledge, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and, to the best of the Issuer’s knowledge, all material Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except as set forth on Schedule 4.8, as of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any written assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

Section 4.9. Margin Regulations. The Issuer is not engaged in the business of extending credit for the purpose of, and no proceeds of any Note or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10. No Burdensome Obligations; No Defaults. No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, have a Material Adverse Effect.

Section 4.11. Investment Company Act. No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 4.12. Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.12, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.

Section 4.13. ERISA. Schedule 4.13 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) to the knowledge of any Group Member, no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

Section 4.14. Environmental Matters. Except as set forth on Schedule 4.14, (a) the operations of each Group Member are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities, (b) no Group Member is party to, and no Group Member and no real property currently (or, to the knowledge of any Group Member, previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of any Group Member, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities, (e) no Group Member (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) has received written notice of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities and (f) each Group Member has made available to the Purchasers copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control. None of the matters disclosed on Schedule 4.14, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

Section 4.15. Intellectual Property. Each Group Member owns or licenses all Intellectual Property that is necessary for the operations of its businesses. To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect. In addition, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental

Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.

Section 4.16. Title; Real Property.

(a) Each Group Member has good and marketable fee simple title to all owned real property and valid leasehold interests in all material leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Issuer, and none of such property is subject to any Lien except Permitted Liens.

(b) Set forth on Schedule 4.16 is, as of the Closing Date, (i) a complete and accurate list of all real property owned in fee simple by any Group Member or in which any Group Member owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof, (ii) any lease, sublease, license or sublicense of such real property by any Group Member and (iii) for each such owned real property that shall be subject to a mortgage in favor of the Senior Credit Agent or that is otherwise material to the business of any Group Member, each Contractual Obligation by any Group Member, whether contingent or otherwise, to Sell such real property.

Section 4.17. Full Disclosure. The information prepared or furnished by or on behalf of any Group Member in connection with any Loan Document or Related Document (including the information contained in any Financial Statement or Disclosure Document) or the consummation of any Related Transaction or any other transaction contemplated therein, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information and all Projections delivered subsequent to the Closing Date are and will be based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; and provided further that such information does not address general economic, industry, regulatory or financial conditions.

Section 4.18. Patriot Act. No Group Member (and, to the knowledge of each Group Member, no joint venture or subsidiary thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act.

Section 4.19. Educational Permits.

(a) Schedule 4.19 sets forth a complete listing of all Educational Permits held by and necessary to the operation of the Issuer’s business, in effect on the Closing Date, the

Educational Body that issued such Educational Permit and the periods in which each Educational Permit is or was in full force and effect and the period, if any, when each was subject to conditions, limitations or restrictions. Notwithstanding the foregoing, the listing set forth on Schedule 4.19 does not include (x) correspondence relevant to each approval of individual educational programs that have been issued by any Educational Bodies and (y) any permits held by individuals providing recruiting and enrollment services on behalf of any of the schools.

(b) Each Group Member currently holds, (x) all material Educational Permits required under all laws, rules, regulations, and binding standards of any Educational Body to whose jurisdiction each Group Member is subject and (y) all requisite material Educational Permits for each educational program each Group Member has offered and for each campus, location or facility at which (in the case of any residential courses or programs) or from which or through which (in the case of courses or programs offered by telecommunications, including the internet, and traditional correspondence methods) the Group Members have offered all or any portion of an educational program.

(c) Each material Educational Permit is in full force and effect in accordance with its terms.

(d) As of the Closing Date, each Group Member has timely notified in all material respects, and obtained all required approvals from, all applicable Educational Bodies for each substantive change in any Group Member’s operations, including any additional of new educational programs or changes in ownership or control, and have timely submitted in all material respects (x) all reports required to be submitted to and (y) their responses to all requests for information from, such Educational Bodies.

Section 4.20. Privacy Statements. The Issuer (a) complies in all respects with the Privacy Statements as applicable to any given set of Personal Information collected from individuals; (b) complies in all respects with applicable privacy laws, rules and regulations regarding the collection, retention, use and disclosure of Personal Information; and (c) takes reasonable measures to protect and maintain the confidential nature of the Personal Information provided by individuals, in accordance with the terms of the applicable Privacy Statements, except in the case of each of clauses (a), (b) and (c) where the failure to comply or to take such measures could not reasonably be expected to result in a Material Adverse Effect.

Section 4.21. Insurance.

The properties of each Group Member are insured with financially sound and reputable insurance companies which are not Affiliates of the Group Members, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Group Members operate. Schedule 4.21 sets forth a description of all insurance maintained by or on behalf of the Group Members as of the Closing Date. Each insurance policy listed on Schedule 4.21 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

Section 4.22. No Child Left Behind.

As of the Closing Date, no Group Member is in violation in any material respect of any applicable laws, rules, regulations, executive orders, or codes with respect to No Child Left Behind Act or Title I of the Elementary and Secondary Education Act of 1965.

ARTICLE 5

FINANCIAL COVENANTS

The Issuer (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Purchasers to each of the following, as long as any Obligation (other than Contingent Indemnification Obligations) remains outstanding:

Section 5.1. Maximum Consolidated Total Leverage Ratio.

Issuer shall not have, on the last day of each Fiscal Quarter, a Consolidated Total Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED TOTAL LEVERAGE RATIO
December 31, 2009	4.60:1.00
March 31, 2010	4.60:1.00
June 30, 2010	4.60:1.00

September 30, 2010	4.30:1.00
December 31, 2010	4.30:1.00
March 31, 2011	4.30:1.00

June 30, 2011	4.00:1.00
September 30, 2011	4.00:1.00

December 31, 2011	3.75:1.00
March 31, 2012	3.75:1.00

June 30, 2012	3.50:1.00
September 30, 2012	3.50:1.00

December 31, 2012	3.15:1.00
March 31, 2013	3.15:1.00

June 30, 2013	2.90:1.00
September 30, 2013	2.90:1.00

December 31, 2013	2.60:1.00
March 31, 2014	2.60:1.00

June 30, 2014 and each Fiscal Quarter thereafter	2.30:1.00

Section 5.2. Reserved.

Section 5.3. Minimum Consolidated Fixed Charge Coverage Ratio. Issuer shall not have, on the last day of each Fiscal Quarter set forth below, a Consolidated Fixed Charge Coverage Ratio for the four Fiscal Quarter period ending on such day less than the following:

FISCAL QUARTER ENDING	MINIMUM FIXED CHARGE COVERAGE RATIO
March 31, 2010	0.92:1.00
June 30, 2010	0.92:1.00
September 30, 2010	0.92:1.00
December 31, 2010	0.92:1.00
March 31, 2011	0.92:1.00

June 30, 2011	1.00:1.00
September 30, 2011	1.00:1.00
December 31, 2011	1.00:1.00
March 31, 2012	1.00:1.00
June 30, 2012	1.00:1.00
September 30, 2012	1.00:1.00
December 31, 2012	1.00:1.00
March 31, 2013	1.00:1.00
June 30, 2013	1.00:1.00
September 30, 2013	1.00:1.00
December 31, 2013	1.00:1.00

March 31, 2014	1.05:1.00
June 30, 2014	1.05:1.00

September 30, 2014 and each Fiscal Quarter thereafter	1.10:1.00

Section 5.4. Capital Expenditures.

The Group Members shall not incur, or permit to be incurred, Capital Expenditures (excluding Excluded Capital Expenditures made with respect to Growth Capital Expenditures and Permitted Reinvestments and any other Capital Expenditures incurred on behalf of Strategic Ventures) in the aggregate during each Fiscal Year set forth below in excess of the maximum amount set forth below for such Fiscal Year:

Fiscal Year Ending	Maximum Capital Expenditures
Fiscal Year 2010	$16,675,000
Fiscal Year 2011	$16,675,000
Fiscal Year 2012	$16,675,000
Fiscal Year 2013	$16,675,000

provided, however, that, to the extent that actual Capital Expenditures incurred in any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), 50% of the difference between such stated maximum amount and such actual Capital Expenditures shall, in addition to any amount permitted above, be available for Capital Expenditures in the next succeeding Fiscal Year; and provided, further, that any Capital Expenditures incurred in any Fiscal Year shall be deemed to have been incurred first, in respect of amounts permitted pursuant to this Section 5.4 without giving effect to the preceding proviso and then, in respect of any amount permitted solely by reason of the preceding proviso.

Section 5.5. Capital Expenditures.

The Group Members shall not incur, or permit to be incurred, Capital Expenditures (excluding Excluded Capital Expenditures) by, in or on behalf of Strategic Ventures in excess of (i) $7,500,000 minus (ii) the aggregate amount of Investments made pursuant to Section 8.3(e)(ii).

Section 5.6. Covenant Adjustments

Notwithstanding anything to the contrary in this Section 5, if the Indebtedness under the Bridge Loan Documents shall not have been paid in full by June 29, 2012, the Bridge Loan Documents terminated and all liens securing the Indebtedness thereunder terminated and/or released, then commencing with the fiscal quarter ending June 30, 2012 and as of each fiscal quarter thereafter, the financial covenants in Sections 5.1 and 5.3 above shall no longer be applicable and shall be replaced in their entirety by the covenants listed as Sections 5.1 and 5.3 on Schedule 5.6 attached hereto.

ARTICLE 6

REPORTING COVENANTS

The Issuer (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Purchasers to each of the following, as long as any Obligation (other than Contingent Indemnification Obligations) remains outstanding:

Section 6.1. Financial Statements.

The Issuer shall deliver to the Purchasers each of the following:

(a) Monthly Reports. As soon as available, and in any event within 45 days after the end of each fiscal month, the Consolidated unaudited balance sheet of the Issuer as of the close of such fiscal month and related Consolidated statements of operations and cash flow for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, setting forth in comparative form the figures for the corresponding periods in the prior Fiscal Year, in each case certified by a Responsible Officer of the Issuer as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Issuer as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Quarterly Reports. As soon as available, and in any event within 45 days after the end of Fiscal Quarter, the Consolidated unaudited balance sheet of the Issuer as of the close of such Fiscal Quarter and related Consolidated statements of operations and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding periods in the prior Fiscal Year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of the Issuer as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Issuer as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c) Annual Reports. As soon as available, and in any event within 90 days after the end of each Fiscal Year, the Consolidated balance sheet of the Issuer as of the end of such year and related Consolidated statements of operations, changes in stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Issuer as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification.

(d) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Issuer that, among other things, (i) shows in reasonable detail the calculations used in determining the financial covenants set forth in Article 5 and, if delivered together with any Financial Statement pursuant to clause (c) above, the calculations used in determining Excess Cash Flow, (ii) demonstrates compliance with each financial covenant contained in Article 5 that is tested at least on a quarterly basis, (iii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Issuer proposes to take with respect thereto, (iv) sets forth all Maintenance Capital Expenditures and Growth Capital Expenditures made during such period, (v) sets forth in reasonable detail all Strategic Ventures’ expenditures and terms on a cumulative basis entered into during such period and (vi) sets forth the roll-forward balance of Excluded Stock Issuances for such period and the expenditures and terms thereof on a cumulative basis.

(e) Corporate Chart. As part of the Compliance Certificate delivered pursuant to clause (d) above, each in form and substance satisfactory to the Required Purchasers, a certificate by a Responsible Officer of the Issuer that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate; provided that such Corporate Chart shall not be required to be delivered more than once during any Fiscal Year, and (ii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member or any Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Purchasers or are attached to such certificate.

(f) Additional Projections. As soon as available and in any event not later than 30 days after the end of each Fiscal Year, any significant revisions to, (i) the annual business plan of the Group Members for the Fiscal Year next succeeding such Fiscal Year and (ii) forecasts prepared by management of the Issuer (A) for each Fiscal Quarter in such next succeeding Fiscal Year and (B) for each other succeeding Fiscal Year through the Fiscal Year containing the Maturity Date, in each case including in such forecasts (x) a projected year-end Consolidated balance sheet, income statement and statement of cash flows, (y) a statement of all of the material assumptions on which such forecasts are based and (z) substantially the same type of financial information as that contained in the Initial Projections.

(g) Management Discussion and Analysis. Together with each delivery of any Compliance Certificate pursuant to clause (d) above, a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.

(h) Intercompany Loan Balances. Together with each delivery of any Compliance Certificate pursuant to clause (d) above, a summary of the outstanding balances of all intercompany Indebtedness as of the last day of the Fiscal Quarter covered by such Financial Statement, certified as complete and correct by a Responsible Officer of the Issuer as part of the Compliance Certificate delivered in connection with such Financial Statements.

(i) Audit Reports and Management Letters. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter and audit report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Issuer as part of the Compliance Certificate delivered in connection with such Financial Statements.

(j) Insurance. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, each in form and substance satisfactory to the Required Purchasers and certified as complete and correct by a Responsible Officer of the Issuer as part of the Compliance Certificate delivered in connection with such Financial Statements, a summary of all material insurance coverage maintained as of the date thereof by any Group Member, together with such other related documents and information as the Required Purchasers may reasonably require.

Section 6.2. Other Events. The Issuer shall give the Purchasers notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible officer of any Group Member knows or has reason to know of it: (a)(i) any Default and (ii) any event that would have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event (other than any event involving loss or damage to property) reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.6, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of the Issuer, exposes any Group Member to liability in an aggregate amount in excess of $287,500 or (iii) if adversely determined would have a Material Adverse Effect and (d) the acquisition of any fee interest in any material real property or the entering into any material lease.

Section 6.3. Copies of Notices and Reports. The Issuer shall promptly deliver to the Purchasers , to the extent not otherwise delivered pursuant to any other provision hereunder, copies of each of the following: (a) all reports that Issuer transmits to its security holders generally, (b) all documents that any Group Member files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, (c) all material documents transmitted or received pursuant to, or in connection with, any Related Documents (including all amendments, waivers, consent letters, or modifications to any Senior Credit Documents, the Acquisition Agreement and any documents related to the Non-Convertible E Preferred Shares), and all material notices or requests provided by or to any Loan Party in connection with any Related Documents) and (d) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of any Group Member.

Section 6.4. Taxes. The Issuer shall give the Purchasers notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it: (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which, in either case, would have a Material Adverse Effect.

Section 6.5. Labor Matters. The Issuer shall give the Purchasers notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of any Group Member knows or has reason to know of it: (a) the commencement of any material labor dispute to which any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Group Member of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person (other than, in the case of this clause (b), those that would not, in the aggregate, have a Material Adverse Effect).

Section 6.6. ERISA Matters. The Issuer shall give the Required Purchasers (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

Section 6.7. Environmental Matters

(a) The Issuer shall provide the Purchasers notice of each of the following promptly after any Responsible Officer of any Group Member knows of it (and, upon reasonable request of the Purchasers, documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $287,500, (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iii) any proposed acquisition or lease of real property (except as part of any Permitted Acquisition) if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $287,500.

(b) Upon request of the Required Purchasers, the Issuer shall provide the Purchasers a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Credit Party pursuant to any Loan Document or as to any condition reasonably believed by the Required Purchasers to result in material Environmental Liabilities.

Section 6.8. Other Information. The Issuer shall provide each Purchaser with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as such Purchaser may from time to time reasonably request.

ARTICLE 7

AFFIRMATIVE COVENANTS

The Issuer (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Purchasers to each of the following, as long as any Obligation (other than Contingent Indemnification Obligations) remains outstanding:

Section 7.1. Maintenance of Corporate Existence. Each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Section 8.4 and Section 8.7, (b) preserve and maintain its rights (charter and statutory), privileges franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, have a Material Adverse Effect and as otherwise provided in clause (c) hereof, and (c) preserve and maintain its accreditation by the Distance Education and Training Council except, in the case of this clause (c), where the failure to do so would not be reasonably likely to have a Material Adverse Effect.

Section 7.2. Compliance with Laws, Etc. Each Group Member shall comply (i) with all applicable Requirements of Law, Contractual Obligations and Permits (including, but not limited to, the Trade Regulation Rule of the Federal Trade Commission entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures and those relating to public health and safety and the protection of the environment), except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect and as otherwise provided in clause (ii) hereof, and (ii) in all material respects with the No Child Left Behind Act and Title I of the Elementary and Secondary Education Act of 1965

Section 7.3. Payment of Obligations. Each Group Member shall:

(a) pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP; and

(b) make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Purchasers of any default by any party with respect to such leases and cooperate with the Purchasers in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 7.4. Maintenance of Property. Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, have a Material Adverse Effect.

Section 7.5. Maintenance of Insurance. Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Issuer) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members and (b) cause all such insurance relating to any property or business of any Loan Party to name the Purchasers as additional insured and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 45 days’ notice thereof to the Purchasers. Notwithstanding the requirement in subsection (a) above, Federal Flood Insurance shall not be required for (x) real property not located in a Special Flood Hazard Area, or (y) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

Section 7.6. Keeping of Books. The Group Members shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.

Section 7.7. Access to Books and Property. Each Group Member shall permit the Purchasers and any Related Person of any of them, twice each Fiscal Year (or during the continuance of an Event of Default as often as reasonably requested), at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) communicate, with the Issuer’s participation with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member. Each Group Member shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Purchasers and their Related Persons.

Section 7.8. Environmental. Each Group Member shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders or directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if the Required Purchasers at any time have a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then each Group Member shall, promptly upon receipt of request from the Required Purchasers, cause the performance of, and allow each Purchaser and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Required Purchasers may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Required Purchasers or any of their Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Required Purchasers and shall be in form and substance reasonably acceptable to the Required Purchasers.

Section 7.9. Use of Proceeds. The proceeds of the Notes shall be used by the Issuer (and, to the extent distributed to them by the Issuer, each other Group Member) solely (a) to consummate the Related Transactions (including the payment of a portion of the consideration) and for the payment of related transaction costs, fees and expenses, (b) for the payment of transaction costs, fees and expenses incurred in connection with the Loan Documents and the transactions contemplated therein, (c) for the repayment of all amounts owing under the Existing Credit Agreements and other indebtedness (other than indebtedness to be permitted to remain by the Required Purchasers in their sole discretion), and (d) for working capital and general corporate and similar purposes.

Section 7.10. Additional Guaranties. To the extent not delivered to the Purchasers on or before the Closing Date (including in respect of Persons that become Subsidiaries of any Loan Party after the Closing Date but excluding Excluded Foreign Subsidiaries and Strategic Ventures), each Group Member shall, promptly do each of the following, unless otherwise agreed by the Required Purchasers:

(a) deliver to the Purchasers such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Required Purchasers, such other documents), in each case in form and substance reasonably satisfactory to the Required Purchasers and as the Required Purchasers deem necessary or advisable in order to ensure the following:

(A) each Subsidiary of any Loan Party that has entered into Guaranty Obligations with respect to any Indebtedness of the Issuer and

(B) each Wholly Owned Subsidiary of any Loan Party shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Issuer; provided, however, that, unless the Issuer and the Required Purchasers otherwise agree, in no event shall any Excluded Foreign Subsidiary or any Strategic Venture be required to guaranty the payment of any Obligation;

(b) to take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation; and

(c) deliver to the Purchasers legal opinions relating to the matters described in this Section 7.10, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Required Purchasers.

Section 7.11. Post Closing Within fifteen (15) days of the Closing Date, the Issuer shall deliver to the Purchasers evidence satisfactory to the Required Purchasers that the requirements of Section 7.5 in respect of endorsements have been satisfied.

Section 7.12. Board Observer.

(a) The Issuer shall allow one representative (a “Board Observer”) jointly designated by Sankaty Advisors LLC (“Sankaty Advisors” and together with its Affiliates, “Sankaty”) and Falcon Strategic Partners III, LP (“Falcon Partners” and together with its Affiliates, “Falcon”) to attend and participate in all meetings and other activities of the governing body (each governing body referred to herein as a “Board of Directors” and its members referred to as “Directors”) of Issuer and each of its Subsidiaries, including all committees and sub-committees thereof ; provided that such Board Observer shall have no voting rights. The Issuer shall (i) give Sankaty Advisors and Falcon Partners notice of all such meetings, at the same time as furnished to the directors, managers, or partners, as applicable, of the applicable Board of Directors, (ii) provide to the Board Observer, whether at or in anticipation of a meeting, an action by written consent or otherwise, all notices, documents and information furnished to the Directors at the same time furnished to such Directors, (iii) notify Sankaty Advisors and Falcon Partners of, and permit the Board Observer to participate by telephone in, all emergency meetings of each Board of Directors and all committees and sub-committees thereof, (iv) provide the Board Observer with copies of the minutes of all such meetings at the time such minutes are furnished to the Directors and all committees and sub-committees thereof, (v) cause regularly-scheduled meetings of the Board of Directors of the Issuer to be held no less frequently than quarterly with at least one such meeting in each Fiscal Year to be held in person and (vi) reimburse Sankaty and Falcon for all reasonable out of pocket expenses incurred by the Board Observer in connection with such person’s attendance at any meetings of each Board of Directors and all committees and sub-committees thereof.

(b) Notwithstanding the foregoing, if at any time Sankaty or Falcon shall hold less than 25% of the aggregate principal amount of the Notes and Junior Subordinated Notes it held on the Closing Date, such party shall no longer have the right to designate a Board Observer, but the other party shall retain such right so long as it holds 25% or more of the aggregate principal amount of the Notes and Junior Subordinated Notes it held on the Closing Date. The rights provided in this Section 7.12 shall in no event be transferable by the Purchasers to any other party.

(c) Notwithstanding the foregoing, Issuer and any applicable Subsidiary, reserves the right upon the advice of Issuer’s legal counsel to (i) withhold portions of information from the Board Observer, in its capacity as such and/or (ii) exclude the Board Observer from portions of any meeting if access to such information or attendance at such meeting by the Board Observer would require restriction due to confidentiality or conflict of interest concerns, or if access to such information or attendance at such meeting by the Board Observer would adversely affect the attorney-client privilege between Issuer, and any applicable Subsidiary, and its legal counsel.

(d) If, at any time Falcon shall hold less than 25% of the aggregate principal amount of the Notes and Junior Subordinated Notes it held on the Closing Date, and Sankaty shall then hold more than 25% of the aggregate principal amount of the Notes and Junior Subordinated Notes it held on the Closing Date, then (i) Sankaty shall be entitled to designate either one director of the Board of Directors of the Issuer pursuant to Article II Section 3(c) of the Issuer’s bylaws or one Board Observer pursuant to this Section 7.12 and (ii) Falcon shall, in accordance with and subject to the terms of the Series E Preferred Stock Purchase Agreement dated as of the date hereof by and among Falcon and the other parties thereto, be entitled to appoint an observer to the Board of Directors. At any other time, for the avoidance of doubt and notwithstanding anything in the organizational documents of Issuer or any shareholder or other agreement among equity holders of Issuer, Sankaty and Falcon shall not collectively have the right to more than one Board Observer and one director of the Board of Directors of Issuer.

Section 7.13. Modification of Senior Credit Documents.

If any covenant (including any financial covenant) or event of default (or any related definitions) in any Senior Credit Document shall be amended, modified or otherwise revised, in each case, such that it is more restrictive than such provisions were as of the Closing Date, or if any amendment or modification to any Senior Credit Document adds a covenant or event of default to any Senior Credit Document, the Issuer acknowledges and agrees that this Agreement and/or the other Loan Documents, as applicable, shall be, if not expressly prohibited by the Subordination Agreement, automatically amended or modified to affect similar amendments or modifications with respect to this Agreement and/or such other Loan Documents, without the need for any further action or consent by Issuer or any other Person. In furtherance of the foregoing, the Issuer shall, if not expressly prohibited by the Subordination Agreement, permit the Purchasers to document each such amendment or modification to this Agreement or such other Loan Document or insert a corresponding new covenant or event of default in this Agreement or such other Loan Document, without any need for any further action or consent by the Issuer or any other Person.

Section 7.14. Right of First Offer.

(a) If any Group Member contemplates undertaking a Covered Debt Financing (as hereinafter defined), then, not less than 15 days prior to the proposed date of incurrence of such Covered Debt Financing, the Issuer shall provide written notice (a “Covered Debt Financing Notice”) thereof to Sankaty Advisors and Falcon Partners, and shall deliver promptly to Sankaty Advisors and Falcon Partners such information concerning the Covered Debt Financing as they may reasonably request. As used herein, “Covered Debt Financing” means privately placed junior Indebtedness and junior debt-like securities (including, without limitation, private offerings of non-convertible preferred equity securities with debt-like features); for the avoidance of doubt, a Covered Debt Financing shall not include high-yield type securities offerings or common stock offerings.

(b) For a period of 15 days (the “Exclusivity Period”) after receipt by Sankaty Advisors and Falcon Partners of a Covered Debt Financing Notice, Sankaty Advisors and Falcon Partners shall have the exclusive option, but not the obligation, to propose the material terms and conditions (the “Proposed Terms”) under which they Sankaty and Falcon would be willing to provide such Covered Debt Financing by delivering written notice (a “Proposed Terms Notice”) thereof to the Issuer, setting forth such Proposed Terms. Failure by Sankaty Advisors and Falcon Partners to deliver a Proposed Terms Notice within the applicable Exclusivity Period shall be deemed an election by Sankaty and Falcon not to provide the Covered Debt Financing. If the Sankaty Advisors and Falcon Partners deliver a Proposed Terms Notice to the Issuer, the Group Members may not then undertake any Covered Debt Financing with any other party except on economic terms that are more favorable to the Group Members than the Proposed Terms. For the avoidance of doubt, nothing in this Section 7.14 shall be deemed to obligate the applicable Group Member to accept any Proposed Terms.

(c) Notwithstanding the foregoing, if at any time Sankaty or Falcon shall hold less than 25% of the aggregate principal amount of the Notes and Junior Subordinated Notes it held on the Closing Date, such party shall no longer have the rights provided in this Section 7.14, but the other party shall retain such rights provided in this Section 7.14 so long as it shall hold 25% or more of the aggregate principal amount of the Notes and Junior Subordinated Notes it held on the Closing Date. The rights provided in this Section 7.14 shall in no event be transferable by the Purchasers to any other party.

ARTICLE 8

NEGATIVE COVENANTS

The Issuer (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Purchasers to each of the following, as long as any Obligation (other than Contingent Indemnification Obligations) remains outstanding:

Section 8.1. Indebtedness. No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (b) and Guaranty Obligations of the Loan Parties with respect to such Indebtedness of the Loan Parties;

(c) Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness, in each case incurred by any Group Member to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (c) and Guaranty Obligations of the Loan Parties with respect to such Indebtedness of the Loan Parties; provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $575,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed, whether directly or through a Permitted Refinancing, with such Indebtedness (each measured at the time such acquisition, repair, improvement or construction is made);

(d) Capitalized Lease Obligations arising under Sale and Leaseback Transactions permitted hereunder in reliance upon Section 8.4(b)(ii);

(e) intercompany loans owing to any Group Member and constituting Permitted Investments of such Group Member;

(f) obligations under Hedging Agreements entered into for the sole purpose of hedging in the normal course of business and consistent with industry practices (and not for speculative or similar purposes);

(g) Guaranty Obligations of any Loan Party with respect to Indebtedness of any Loan Party to the extent such Indebtedness is otherwise permitted herein (other than Indebtedness permitted hereunder in reliance upon clause (b) or (c) above, for which Guaranty Obligations may be permitted to the extent set forth in such clauses);

(h) Indebtedness of the Issuer owing under the Senior Credit Documents; provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed the maximum amount permitted by the Senior Subordinated Subordination Agreement;

(i) Indebtedness of the Issuer owing under the Bridge Loan Documents; provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed the maximum amount permitted by the Bridge Intercreditor Agreement;

(j) Indebtedness of the Issuer owing under the Junior Subordinated Notes; provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed the maximum amount permitted by the Junior Subordinated Subordination Agreement;

(k) Indebtedness of the Canadian Subsidiaries in an amount not to exceed $1,150,000;

(l) obligations under letters of credit, in an amount not to exceed $1,725,000 in the aggregate (subject to the limitations in Section 8.3(e) if used to support a Strategic Venture);

(m) Indebtedness of a Person whose assets or Stock is acquired by any Loan Party in a Permitted Acquisition, provided that such Indebtedness (i) is either purchase money indebtedness or a Capital Lease with respect to equipment or mortgage financing with respect to real property, (ii) was in existence prior to the date of such Permitted Acquisition, (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, and (iv) does not exceed $575,000 in the aggregate at any one time outstanding;

(n) unsecured Indebtedness owing to sellers of assets or Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $1,150,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to the Required Purchasers, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, and (iv) the only interest that accrues with respect to such Indebtedness is payable in kind; and

(o) any unsecured Indebtedness of any Group Member; provided, however, that (i) the aggregate outstanding principal amount of all such unsecured Indebtedness shall not exceed $3,450,000 at any time and (ii) any such unsecured Indebtedness in the form of a guaranty or other credit support of any Strategic Venture shall be subject to the limitations in Section 8.3(e); and

Notwithstanding the foregoing, (i) no Loan Party shall create or incur any Indebtedness (other than the Obligations and the Bridge Notes) which is subordinated or junior in right of payment to any Indebtedness of the Loan Parties under the Senior Credit Documents, unless such Indebtedness is also subordinated or junior in right of payment, in the same manner and to the same extent, to the Obligations, and (ii) no Loan Party shall have outstanding, create or incur any Indebtedness owing to any other Loan Party or any Affiliate or employee of any Loan Party unless such Indebtedness is expressly subordinated to the Notes and other Obligations in a manner and on terms satisfactory to the Required Purchasers.

Section 8.2. Liens. No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a) Liens created pursuant to any Senior Credit Document;

(b) Customary Permitted Liens of Group Members;

(c) Liens existing on the date hereof and set forth on Schedule 8.2;

(d) Liens on the property of the Issuer or any of its Subsidiaries securing Indebtedness permitted hereunder in reliance upon Section 8.1(c); provided, however, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 90 days after, the acquisition, repair, improvement or construction of, such property financed, whether directly or through a Permitted Refinancing, by such Indebtedness and (ii) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed, whether directly or through a Permitted Refinancing, by such Indebtedness;

(e) Liens on the property of the Issuer or any of its Subsidiaries securing the Permitted Refinancing of any Indebtedness secured by any Lien on such property permitted hereunder in reliance upon clause (c) or (d) above or this clause (e) without any change in the property subject to such Liens;

(f) Liens on any property of the Issuer or any of its Subsidiaries securing the Bridge Notes to the extent permitted by the Bridge Intercreditor Agreement;

(g) Liens with respect to cash collateral deposited to secure Indebtedness permitted under Section 8.1(l) and Liens securing Indebtedness permitted under Section 8.1(m)(i); and

(h) Liens on any property of the Issuer or any of its Subsidiaries securing any of their Indebtedness or their other liabilities; provided, however, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed $350,000 at any time.

Section 8.3. Investments. No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:

(a) Investments existing on the date hereof and set forth on Schedule 8.3;

(b) Investments in cash and Cash Equivalents;

(c) (i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Issuer) arising or acquired in the ordinary course of business, (iii) Investments received in settlements in the ordinary course of business of such extensions of trade credit, and (iv) guaranties by the Loan Parties of obligations under the Senior Credit Documents, the Bridge Loan Documents and the Junior Subordinated Securities Documents;

(d) Investments made as part of a Permitted Acquisition;

(e) (i) Investments in Strategic Ventures funded with the Net Proceeds of Excluded Equity Issuances applied to such Investments, and (ii) other Investments in Strategic Ventures which together with the aggregate amount of Capital Expenditures made pursuant to Section 5.5 and any Indebtedness incurred under Section 8.1(l) or Section 8.1(o) with respect to a Strategic Venture, shall not exceed $7,500,000 in the aggregate;

(f) Investments by (i) any Loan Party in any other Loan Party, (ii) any Group Member that is not a Loan Party in any Group Member or (iii) any Loan Party in any Group Member that is not a Loan Party; provided, however, that the aggregate outstanding amount of all Investments permitted pursuant to this clause (iii) shall not exceed $1,650,000 at any time; and provided, further, that any Investment consisting of loans or advances to any Loan Party pursuant to clause (ii) above shall be subordinated in full to the payment of the Obligations of such Loan Party on terms and conditions satisfactory to the Required Purchasers;

(g) loans or advances to employees of the Issuer or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $275,000 at any time; and

(h) any other Investment (other than in Strategic Ventures) by the Issuer or any of its Subsidiaries; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed $1,650,000 at any time.

Section 8.4. Asset Sales. No Group Member shall Sell any of its property (other than cash) or issue shares of its own Stock, except for the following:

(a) In each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of the Issuer, (i) Sales of Cash Equivalents, inventory or property that has become obsolete or worn out and (ii) non-exclusive licenses of Intellectual Property; provided, that, prior to any Event of Default, each Group Member shall not be obligated to maintain, preserve, prosecute, or seek to register or protect any Intellectual Property or IP Ancillary Rights in the event the Group Member determines, in its reasonable business judgment, that the maintenance, preservation, prosecution, registration or protection of such Intellectual Property is no longer desirable or necessary in the conduct of its business;

(b) (i) a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a Sale and Leaseback Transaction and (ii) a Sale of property pursuant to a Sale and Leaseback Transaction; provided, however, that the aggregate fair market value (measured at the time of the applicable Sale) of all property covered by any outstanding Sale and Leaseback Transaction at any time shall not exceed $300,000;

(c) (i) any Sale of any property (other than their own Stock or Stock Equivalents) by any Group Member to any other Group Member to the extent any resulting Investment constitutes a Permitted Investment, (ii) any Restricted Payment by any Group Member permitted pursuant to Section 8.5 and (iii) any distribution by the Issuer of the proceeds of Restricted Payments from any other Group Member to the extent permitted in Section 8.5;

(d) (i) any Sale or issuance by any Subsidiary of the Issuer of its own Stock to any Group Member, provided, however, that the proportion of such Stock and of each class of such Stock (both on an outstanding and fully-diluted basis) held by the Loan Parties, taken as a whole, does not change as a result of such Sale or issuance and (ii) to the extent necessary to satisfy any Requirement of Law in the jurisdiction of incorporation of any Subsidiary of the Issuer, any Sale or issuance by such Subsidiary of its own Stock constituting directors’ qualifying shares or nominal holdings;

(e) as long as no Default is continuing or would result therefrom, any Sale of property (other than as part of a Sale and Leaseback Transaction and other than Sale or issuance of its own Stock or Stock Equivalents by the Issuer and other than Sale or issuance of its own Stock or Stock Equivalents by any other Group Member to another Group Member as permitted under Section 8.3(f)) by, any Group Member for fair market value payable in cash upon such sale; provided, however, that the aggregate consideration received during any Fiscal Year for all such Sales shall not exceed $1,650,000; and

(f) so long as no Default is continuing or would result therefrom, any issuance by Issuer for cash consideration of its own Stock, constituting common stock or if not common stock, Stock that is on terms and conditions and issued pursuant to documentation, acceptable in all respects to the Required Purchasers, and upon 10 days prior written notice of the Required Purchasers, all of the Net Cash Proceeds of which are applied, substantially concurrently upon receipt to (i) the prepayment of the Junior Subordinated Notes or the Bridge Notes, and any accrued and unpaid interest, fees or expenses payable in connection therewith or (ii) in accordance with the prepayment provisions of Section 2.6(b).

Section 8.5. Restricted Payments. No Group Member shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a) (i) Restricted Payments (A) by any Group Member that is a Loan Party to any Loan Party and (B) by any Group Member that is not a Loan Party to any Group Member and (ii) dividends and distributions by any Subsidiary of the Issuer that is not a Loan Party to any holder of its Stock, to the extent made to all such holders ratably according to their ownership interests in such Stock;

(b) dividends and distributions declared and paid on the common Stock of any Group Member ratably to the holders of such common Stock and payable only in common Stock of such Group Member;

(c) distributions to allow the Issuer to pay for the repurchase, retirement or other acquisition or retirement for value of its Stock by any former employee or director of any Loan Party or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of the Issuer or any of its Subsidiaries, in an amount not to exceed $1,150,000 in any Fiscal Year so long as (i) both before and after giving effect to the payment of such distribution (A) no Default exists or would result therefrom and (B) the Loan Parties shall be in compliance on a Pro Forma Basis with the financial covenant set forth in Section 5.1, computed as of the most recent Fiscal Quarter end for which the Loan Parties have delivered financial statements pursuant to Section 6.1(b); and

(d) noncash repurchases of the Stock of the Issuer deemed to occur upon exercise of stock options if such Stock represents a portion of the exercise price of such options.

Section 8.6. Prepayment of Indebtedness. No Group Member shall (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any

Indebtedness, (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Indebtedness; provided, however, that each Group Member may, to the extent otherwise permitted by the Loan Documents, do each of the following:

(a) (i) prepay the Obligations, (ii) consummate a Permitted Refinancing and (iii) prepay in full on the Closing Date Indebtedness owing under the Existing Credit Agreements;

(b) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) (A) in the case of any Group Member that is not a Loan Party, any Indebtedness owing by such Group Member to any other Group Member and (B) otherwise, any Indebtedness owing to any Loan Party;

(c) so long as no Event of Default has occurred and is continuing, prepay intercompany loans permitted under Section 8.1(e);

(d) make voluntary, regularly scheduled or otherwise required repayments or redemptions of Indebtedness (other than Indebtedness owing to any Affiliate of the Issuer) but only, in the case of (i) the Junior Subordinated Notes, to the extent permitted by clause (e) below and otherwise in accordance with the subordination provisions of the applicable Subordination Agreement and (ii) Indebtedness permitted under Section 8.1(n), to the extent permitted under any applicable subordination agreement;

(e) prepay the obligations under the Bridge Loan Documents and the Junior Subordinated Securities Documents with the proceeds of an equity issuance in accordance with Section 8.4(f)(i); and

(f) refinance the Indebtedness under the Senior Credit Agreement with the proceeds of a replacement Senior Credit Agreement substantially in the form provided to the Purchasers on the date hereof; provided that the aggregate amount of the debt under the replacement Senior Credit Agreement does not exceed the maximum amount of debt permitted pursuant to Section 8.1(h).

Section 8.7. Fundamental Changes. No Group Member shall (a) merge, consolidate or amalgamate with any Person, (b) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following: (x) the consummation of any Permitted Acquisition, (y) the merger, consolidation or amalgamation of any Subsidiary of the Issuer into any Loan Party and (z) the merger, consolidation or amalgamation of any Group Member for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Issuer, the Issuer shall be the surviving Person and (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation.

Section 8.8. Change in Nature of Business. No Group Member shall carry on any business, operations or activities (whether directly, through a joint venture, in connection with a Permitted Acquisition or otherwise) substantially different from those carried on by the Issuer and its Subsidiaries at the date hereof and business, operations and activities reasonably related thereto.

Section 8.9. Transactions with Affiliates. No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of the Issuer that is not a Loan Party (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for

(a) transactions in the ordinary course of business on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Issuer,

(b) Restricted Payments, the proceeds of which, if received by Issuer, are used as required by Section 8.5,

(c) reasonable salaries and other reasonable director or employee compensation and indemnification to officers and directors of any Group Member,

(d) Guaranty Obligations of Loan Parties with respect to Indebtedness of other Loan Parties permitted under Section 8.1,

(e) transactions between any Loan Party and any Strategic Venture permitted under another Section of this Agreement, and

(f) the licensing of certain software of the Loan Parties and providing of certain training and services to U.S. Skills LLC consistent with past practices, provided no Default or Event of Default shall have occurred and be continuing and such transactions with U.S. Skills LLC shall be comparable to arms’ length transactions on commercially reasonable terms;

provided however that in no event shall a Group Member or any Subsidiary of a Group Member perform or provide any management, consulting, administrative or similar services to or for any Person other than another Group Member, a Subsidiary of a Group Member or a customer who is not an Affiliate in the ordinary course of business.

Section 8.10. Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. No Group Member or Strategic Venture shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation (other than the Bridge Loan Documents, the Senior Credit Documents and the Junior Subordinated Notes) limiting the ability of (a) any Subsidiary of the Issuer (other than a Strategic Venture) to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Group Member or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents and (y) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Lease Obligations or Permitted Refinancings permitted hereunder in reliance upon Section 8.1(b) or Section 8.1(c) set forth in the Contractual Obligations governing such Indebtedness, Capitalized Lease Obligations or Permitted Refinancing or Guaranty Obligations with respect thereto.

Section 8.11. Modification of Certain Documents. No Group Member shall do any of the following:

(a) waive or otherwise modify any term of any Constituent Document of, or otherwise change the capital structure of, any Group Member (including the terms of any of their outstanding Stock or Stock Equivalents), in each case except for those modifications and waivers that (x) do not elect, or permit the election, to treat the Stock or Stock Equivalents of any limited liability company (or similar entity) as certificated and (y) do not materially and adversely affect the rights and privileges of any Group Member and do not materially and adversely affect the interests of any Credit Party under the Loan Documents; provided, however, that consent of the Purchasers shall be required for any amendment to section 14(b) of the bylaws of the Issuer; and provided further that this paragraph shall not preclude any waiver or modification to any Constituent Document that is necessary to effect an issuance of Stock in accordance with Section 8.4(f); or

(b) waive or otherwise modify any term of any the Bridge Loan Documents, the Senior Credit Documents or the Junior Subordinated Documents except to the extent not prohibited by the terms of the applicable Subordination Agreement.

Section 8.12. Accounting Changes; Fiscal Year. No Group Member shall change its (a) accounting treatment or reporting practices, except as required or permitted by GAAP or any Requirement of Law, or (b) its Fiscal Year or its method for determining Fiscal Quarters or fiscal months.

Section 8.13. Margin Regulations. No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14. Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Group Member shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan that would, in the aggregate, have a Material Adverse Effect.

Section 8.15. Hazardous Materials. No Group Member shall cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

Section 8.16. Acquisition of Senior Credit Facilities Indebtedness.

No Group Member or Affiliate thereof (which shall include, without limitation, for purposes of this Section 8.16, Bain Capital and any of its Affiliates) (the foregoing, each an “Affiliate Purchaser”) shall purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any of the outstanding Indebtedness under the Senior Credit Documents except (i) upon the full repurchase or prepayment of the Obligations in accordance with the other terms of this Agreement, or the refinancing, repurchase or repayment of the Indebtedness under the Senior Credit Documents in accordance with the Senior Subordinated Subordination Agreement and (ii) up to 30% of the Indebtedness under the Senior Credit Documents outstanding at any time pursuant to acquisition agreements and/or assignments which provide that (x) such interest is without any voting rights of any kind (other than any consent required for a vote contemplating the reduction of principal amount of indebtedness, or the increase of commitments or funding obligations) under the applicable Senior Credit Documents (including, without limitation, with respect to amendments, waivers and the exercise of remedies) and (y) such Affiliate Purchaser shall not be included in the determination of “Requisite Lenders” or any similar standard for determining voting under any Senior Credit Document. The Issuer will promptly cancel all Indebtedness under the Senior Credit Documents acquired by the Issuer pursuant to any purchase, redemption, prepayment or tender for the Indebtedness under the Senior Credit Documents pursuant to any provision of this Agreement or otherwise and no Indebtedness under the Senior Credit Documents may be issued in substitution or exchange for any such Indebtedness under the Senior Credit Documents. For the avoidance of doubt, neither this Section 8.16 nor any other provision of this Agreement or any Loan Document is intended to or shall prevent (x) the Issuer from making any purchase, redemption, tender for, payment or prepayment of any Indebtedness under the Senior Credit Documents (so long as the Issuer complies with the immediately foregoing sentence) or (y) any Affiliate Purchaser from complying with any of its obligations as a guarantor of Indebtedness under the Senior Credit Documents.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.1. Definition. Each of the following shall be an Event of Default:

(a) the Issuer shall fail to pay (i) any principal of any Note when the same becomes due and payable or (ii) any interest on any Note, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of 3 Business Days after the due date therefor; or

(b) any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect when made or deemed made; or

(c) any Loan Party shall fail to comply with:

(i) any provision of Article 5 (Financial Covenants), Section 6.1 (Financial Statements), Section 6.2(a)(i) (Other Events), Section 7.1(a) (Maintenance of Corporate Existence), Section 7.9 (Application of Loan Proceeds), Section 7.12 (Board Observer), Section 7.14 (Right of First Offer) or Article 8 (Negative Covenants), or

(ii) Section 6.3(c) (Copies of Notices and Reports with respect to Related Documents), if such failure to comply shall remain unremedied for 5 days after the earlier of (A) the date on which a Responsible Officer of the Issuer becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Issuer by the Required Purchasers; or

(iii) Section 7.7 (Access to Books and Records), if such failure to comply shall remain unremedied for 3 days after the earlier of (A) the date on which a Responsible Officer of the Issuer becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Issuer by the Required Purchasers; or

(iv) any other provision of any Loan Document if, in the case of this clause (iv), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Issuer becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Issuer by the Required Purchasers; or

(d) (i) any Group Member fails to perform or observe any condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to the Senior Credit Documents and such failure, event or condition causes any portion of the Indebtedness under the Senior Credit Documents to be declared to be due and payable prior to its stated maturity or cash collateral in respect thereof to be demanded (other than as a result of cash collateral requirements required under the Senior Credit Agreement during any period when the Senior Debt has not been accelerated), or (ii) other than as set forth in clause (i), (x) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations or any Hedging Agreement) and, in each case, such failure relates to Indebtedness having a principal amount of $1,150,000 or more, (y) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (z) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e) (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f) one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $575,000 or (B) otherwise, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g) except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Required Purchasers or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto, or (ii) any Subordination Agreement shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any holder of the Indebtedness with respect thereto (or any such holder shall so state in writing), or any Group Member shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred; or

(h) reserved; or

(i) at any time there shall not be at least one member of each Board of Directors who was nominated by Falcon and Sankaty (provided that (i) they have elected to exercise such right to nominate a member of such Board of Directors and (ii) at least one of Falcon and Sankaty holds 25% or more of the aggregate principal amount of the Notes and Junior Subordinated Notes it held on the Closing Date).

Section 9.2. Remedies. During the continuance of any Event of Default, the Required Purchasers may, in each case by notice to the Issuer and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon and any applicable Prepayment Premium), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Issuer (and, to the extent provided in any other Loan Document, other Loan Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e)(ii), each Obligation (including in each case any accrued all accrued but unpaid interest thereon and any applicable Prepayment Premium) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Issuer (and, to the extent provided in any other Loan Document, any other Loan Party).

ARTICLE 10

MISCELLANEOUS

Section 10.1. Amendments, Waivers, Etc

(a) No amendment or waiver of any provision of any Loan Document and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed by the Required Purchasers and the Issuer; provided, however, that no amendment, consent or waiver shall, unless in writing and signed by each Purchaser directly affected thereby, in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i) waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

(ii) reserved;

(iii) reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Issuer to repay (whether or not on a fixed date), any outstanding Note owing to such Purchaser, or (B) any fee or accrued interest payable to such Purchaser; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article 5 or in any definition set forth therein or principally used therein;

(iv) waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Note or fee owing to such Purchaser; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.6, or to the application of any payment, including as set forth in Section 2.9;

(v) release any Guarantor from its guaranty of any obligations of the Issuer;

(vi) reduce or increase the proportion of Purchasers required for the Purchasers (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Purchasers”, “Pro Rata Share” or “Pro Rata Outstandings”; or

(vii) amend Section 10.9 (Sharing of Payments) or this Section 10.1;

(viii) and provided, further, that no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, any SPV that has been granted an option pursuant to Section 10.2(f) unless in writing and signed by such SPV in addition to any signature otherwise required and (z) the consent of the Issuer shall not be required to change any order of priority set forth in Section 2.9 other than Section 2.9(a).

(b) Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 10.2. Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Issuer, the Guarantors and the Purchasers. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Issuer and each Purchaser and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document the Issuer shall not have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Purchaser may Sell to any Person such Purchaser’s rights and obligations hereunder, including its rights and obligations with respect to Notes, without the consent of Issuer or any other Person, so long as such Purchaser has not Sold more than 49% of the Notes it held on the Closing Date (its “Minimum Hold”). In addition, any Purchaser may Sell its rights and obligations hereunder (including all or a portion of its rights and obligations with respect to Notes) in excess of its Minimum Hold to (i) any existing Purchaser, (ii) any Affiliate or Approved Fund of any existing Purchaser or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Required Purchasers and, as long as no Event of Default is continuing, the Issuer; (i) each such Sale must be ratable among the obligations owing to and owed by such Purchaser and (ii) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Notes subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Purchaser or an Affiliate or Approved Fund of any existing Purchaser, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Notes or is made with the prior consent of the Issuer and the Required Purchasers.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to each other Purchaser a copy of an Assignment (by electronic or such other means as each Purchaser shall direct) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Required Purchasers), and any tax forms required to be delivered pursuant to Section 2.14(f). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 10.2(b)(iii), upon the Required Purchasers (and the Issuer, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Purchasers shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by the Purchasers in the Register pursuant to Section 2.11(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Purchaser, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the

Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Purchaser’s rights and obligations under the Loan Documents, such Purchaser shall cease to be a party hereto except that each Purchaser agrees to remain bound by Section 10.8 (Right of Setoff) and Section 10.9 (Sharing of Payments)).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 10.2, each Purchaser may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Notes), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or (B) any holder of, or trustee for the benefit of the holders of, such Purchaser’s Securities by notice to the other Purchasers; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Purchaser hereunder and no such Purchaser shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 10.2, each Purchaser may, (x) with notice to the other Purchasers, grant to an SPV the option to purchase all or any part of any Note that such Purchaser would otherwise be required to make hereunder (and the exercise of such option by such SPV and the purchase of Notes pursuant thereto shall satisfy the obligation of such Purchaser to purchase such Notes hereunder) and such SPV may assign to such Purchaser the right to receive payment with respect to any Obligation and (y) without notice to or consent from any other Person, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents; provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to purchase Notes hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Purchaser hereunder, (ii) such Purchaser’s rights and obligations, and the rights and obligations of the Loan Parties and the Credit Parties towards such Purchaser, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Purchaser, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Section 2.14 (Taxes), but only to the extent such participant or SPV delivers the tax forms such Purchaser is required to collect pursuant to Section 2.14(f) and then only to the extent of any amount to which such Purchaser would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Purchaser with respect to Notes purchased by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the other Purchasers by such SPV and such Purchaser, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Purchaser’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Purchaser may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled. No party hereto shall institute (and each of Issuer shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Purchaser having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the payment in full of the Obligations.

Section 10.3. Costs and Expenses. Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Credit Party, shall be at the expense of such Loan Party, and no Credit Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor except as expressly provided therein. In addition, the Issuer agrees to pay or reimburse upon demand:

(a) each Purchaser for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case, including the reasonable fees, charges and disbursements of up to a maximum of two counsel for all Purchasers and Related Persons, except that if there shall be a conflict of interest, as determined by the Purchasers in their reasonable discretion on advice of counsel, the Purchasers and the Related Persons may engage and be reimbursed for additional counsel, and except that Purchasers and the Related Persons may retain and be reimbursed for such special and/or local counsel as they reasonably determine are necessary, and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons (for the avoidance of doubt, any such costs and expenses shall be payable by the Issuer regardless of whether the transactions relating thereto are consummated and regardless of whether any applicable document is executed by the Issuer or any other Loan Party or any Credit Party),

(b) each Purchaser for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews and field examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by such Purchaser for its examiners) and

(c) each Purchaser and its Related Persons for all costs and expenses incurred in connection with

(i) any refinancing or, after the occurrence of an Event of Default, restructuring of the credit arrangements provided hereunder in the nature of a “work-out”,

(ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, or any other related right or remedy or

(iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including in each case including fees, charges and disbursements of up to a maximum of two counsel for all Purchasers and Related Persons, except that if there shall be a conflict of interest, as determined by the Purchasers in their reasonable discretion on advice of counsel, the Purchasers and the Related Persons may engage and be reimbursed for additional counsel, and except that Purchasers and the Related Persons may retain and be reimbursed for such special and/or local counsel as they reasonably determine are necessary).

No amount shall be payable under this Section 10.3 with respect to Taxes, amounts with respect to which shall be payable solely and exclusively pursuant to Section 2.14.

Section 10.4. Indemnities.

(a) The Issuer agrees to indemnify, hold harmless and defend each Purchaser and each of its Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of

(i) any Loan Document, any Related Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Note, any Related Transaction, or any securities filing of, or with respect to, any Group Member,

(ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, initial syndication, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Acquired Company, any Group Member or any Affiliate of any of them in connection with any of the foregoing,

(iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or

(iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”);

provided, however, that (A) the Issuer shall not have any liability under this Section 10.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (B) the Issuer shall be liable in each case for fees, charges and disbursements of up to a maximum of two counsel for all Indemnitees, except that if there shall be a conflict of interest, as determined by the Purchasers in their reasonable discretion on advice of counsel, the Indemnitees may engage and be reimbursed for additional counsel, and except that the Indemnitees may retain and be reimbursed for such special and/or local counsel as they reasonably determine are necessary) and (C) the Issuer shall not be responsible for indemnification of any Indemnitee hereunder in connection with any dispute solely between or among Indemnitees. Furthermore, the Issuer waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person; provided, further, however, that no amount shall be payable under this Section 10.4 with respect to Taxes, amounts with respect to which shall be payable solely and exclusively pursuant to Section 2.14.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Credit Party or following any Credit Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

Section 10.5. Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.14 (Taxes), Section 10.3 (Costs and Expenses), Section 10.4 (Indemnities) or this Section 10.5) and all representations and warranties made in any Loan Document shall (A) survive the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 10.6. Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). The Issuer hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.7. Lender-Creditor Relationship. The relationship between the Purchasers and the Loan Parties is solely that of lender and creditor. No Credit Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Credit Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 10.8. Right of Setoff. Each Purchaser and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by the Issuer), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by such Purchaser or any of its Affiliates to or for the credit or the account of the Issuer against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each Purchaser agrees promptly to notify the Issuer and each other Purchaser after any such setoff and application made by such Purchaser or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.8 are in addition to any other rights and remedies (including other rights of setoff) that the Purchasers and their Affiliates and other Credit Parties may have.

Section 10.9. Sharing of Payments, Etc. If any Purchaser, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff other than pursuant to Section 2.14 (Taxes) and Section 2.15 (Substitution of Purchasers) and such payment exceeds the amount such Purchaser would have been entitled to receive if all payments had been distributed in accordance with the provisions of the Loan Documents, such Purchaser shall purchase for cash from other Credit Parties such participations in their Obligations as necessary for such Purchaser to share such excess payment with such Credit Parties to ensure such payment is applied as though it had been applied in accordance with this Agreement (or, if such application would then be at the discretion of the Issuer, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Purchaser in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Purchaser without interest and (b) such Purchaser shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Purchaser were the direct creditor of the Issuer in the amount of such participation.

Section 10.10. Marshaling; Payments Set Aside. No Credit Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation. To the extent that any Credit Party receives a payment from the Issuer, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 10.11. Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and

(i) addressed to

If to the Issuer, to	The Princeton Review, Inc. 111 Speen Street, Framingham, MA 01701 Attention: Neal S. Winneg Tel: 508-663-5081 Fax: 508-663-5115

with copy to	Goodwin Procter LLP Exchange Place, Boston, MA 02109 Attention: Edward Matson Sibble, Jr., Esq. Tel: 617-570-1480 Fax: 617-523-1231

(ii) otherwise to the party to be notified at its address specified opposite its name on Schedule II or on the signature page of any applicable Assignment.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission.

Section 10.12. Reserved

Section 10.13. Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 10.14. Jurisdiction.

(a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Issuer hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of a Purchaser to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Required Purchasers determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b) Service of Process. The Issuer (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Issuer specified in Section 10.11 (and shall be effective when such mailing shall be effective, as provided therein). The Issuer (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Non-Exclusive Jurisdiction. Nothing contained in this Section 10.14 shall affect the right of any Purchaser to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 10.15. Waiver of Jury Trial. Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 10.15.

Section 10.16. Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 10.17. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.18. Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party, any Purchaser or any of its Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 10.19. Use of Name. The Issuer agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to any Credit Party or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Credit Parties are party without at least 2 Business Days’ prior notice to the applicable other Credit Party and without the prior consent of such Credit Party except to the extent required to do so under applicable Requirements of Law and then, only after consulting with such Credit Party prior thereto.

Section 10.20. Non-Public Information; Confidentiality

(a) Each Purchaser acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b) Each Purchaser agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Issuer’s consent, (ii) to Related Persons of such Purchaser in connection with the administration of the credits extended hereunder in each case, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Purchaser on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by any Purchaser or any of its Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Issuers, (vii) to current or prospective assignees, SPVs grantees of any option described in Section 10.2(f) or participants, and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.20 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 10.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 10.20 shall govern.

Section 10.21. Patriot Act Notice. Each Purchaser subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Issuer that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Issuer, including the name and address of the Issuer and other information allowing such Purchaser to identify the Issuer in accordance with such act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE PRINCETON REVIEW, INC. as ISSUER

By:	/s/ Stephen C. Richards
	Name:	Stephen C. Richards
	Title:	Chief Operating Officer and CFO

SIGNATURE PAGE TO THE PRINCETON REVIEW, INC. NOTE PURCHASE AGREEMENT

PRINCETON REVIEW OPERATIONS, L.L.C., as a GUARANTOR

By:	/s/ Stephen C. Richards
	Name:	Stephen C. Richards
	Title:	President and Chief Operating Officer

TEST SERVICES, INC., as a GUARANTOR

By:	/s/ Stephen C. Richards
	Name:	Stephen C. Richards
	Title:	Vice President and Treasurer

THE PRINCETON REVIEW OF ORANGE COUNTY, LLC, as a GUARANTOR

By:	/s/ Stephen C. Richards
	Name:	Stephen C. Richards
	Title:	Vice President and Treasurer

PENN FOSTER, INC., as a GUARANTOR

By:	/s/ Stephen C. Richards
	Name:	Stephen C. Richards
	Title:	Chief Operating Officer and Treasurer

PENN FOSTER EDUCATION GROUP, INC., as a GUARANTOR

By:	/s/ Stephen C. Richards
	Name:	Stephen C. Richards
	Title:	Vice President and Treasurer

SIGNATURE PAGE TO THE PRINCETON REVIEW, INC. NOTE PURCHASE AGREEMENT

SANKATY CREDIT OPPORTUNITIES IV, LP, as a PURCHASER

By:	/s/ Michael Ewald
	Name:	Michael Ewald
	Title:	Managing Director

SIGNATURE PAGE TO THE PRINCETON REVIEW, INC. NOTE PURCHASE AGREEMENT

FALCON STRATEGIC PARTNERS III, LP, as a PURCHASER

By: Falcon Strategic Investments III, LP, its general partner

By: Falcon Strategic Investments GP III, LLC, its general partner

By:	/s/ John S. Schnabel
Name:	John S. Schnabel
Title:	Director

FALCON MEZZANINE PARTNERS II, LP, as a PURCHASER

By: Falcon Mezzanine Investments II, LLC, its general partner

By:	/s/ John S. Schnabel
Name:	John S. Schnabel
Title:	Vice President

FMP II CO-INVESTMENT, LLC, as a PURCHASER

By:	/s/ John S. Schnabel
Name:	John S. Schnabel
Title:	Vice President

SIGNATURE PAGE TO THE PRINCETON REVIEW, INC. NOTE PURCHASE AGREEMENT